UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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Smith & Wesson Holding Corporation
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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SMITH & WESSON HOLDING CORPORATION NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

September 22, 2014

The Annual Meeting of Stockholders of Smith & Wesson Holding Corporation, a Nevada corporation, will be held at 9:00 a.m., local time, on Monday, September 22, 2014, at 2375 East Camelback Road, Suite 700, Phoenix, Arizona, for the following purposes:

1.                 To elect directors to serve until our next annual meeting of stockholders and until their successors are elected and qualified.

2.                 To provide a non-binding advisory vote on the compensation of our named executive officers for fiscal 2014 (“say-on-pay”).

3.                 To ratify the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, as the independent registered public accountant of our company for the fiscal year ending April 30, 2015.

4.                 To vote upon a stockholder proposal, if properly presented at the meeting.

5.                 To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the proxy statement accompanying this notice.

Only stockholders of record at the close of business on July 28, 2014 are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

All stockholders are cordially invited to attend the meeting and vote in person. To assure your representation at the meeting, however, you are urged to vote by proxy as soon as possible over the Internet as instructed in the Notice of Internet Availability of Proxy Materials or, if you receive paper copies of the proxy materials by mail, you can also vote by telephone or by mail by following the instructions on the proxy card. You may vote in person at the meeting even if you have previously given your proxy.

Sincerely,

Robert J. Cicero

Secretary

Springfield, Massachusetts

August 13, 2014

SMITH & WESSON HOLDING CORPORATION

2100 Roosevelt Avenue

Springfield, Massachusetts 01104

PROXY STATEMENT

VOTING AND OTHER MATTERS

General

The enclosed proxy is being solicited on behalf of Smith & Wesson Holding Corporation, a Nevada corporation, by our Board of Directors for use at our Annual Meeting of Stockholders to be held at 9:00 a.m., local time, on Monday, September 22, 2014, or at any adjournment or postponement thereof, for the purposes set forth in this proxy statement and in the accompanying notice. The meeting will be held at 2375 East Camelback Road, Suite 700, Phoenix, Arizona. If you need directions to the location of the meeting, please call (602) 445-8000.

In accordance with rules adopted by the Securities and Exchange Commission, or the SEC, that allow companies to furnish their proxy materials over the Internet, we are mailing a Notice of Internet Availability of Proxy Materials instead of a paper copy of our proxy statement and our 2014 Annual Report to most of our stockholders. The Notice of Internet Availability of Proxy Materials contains instructions on how to access those documents and vote over the Internet. The Notice of Internet Availability of Proxy Materials also contains instructions on how to request a paper copy of our proxy materials, including our proxy statement, our 2014 Annual Report, and a form of proxy card. We believe this process will allow us to provide our stockholders the information they need in a more timely manner, while reducing the environmental impact and lowering our costs of printing and delivering the proxy materials.

These proxy solicitation materials were first released on or about August 13, 2014 to all stockholders entitled to vote at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on September 22, 2014. These proxy materials, which include the notice of annual meeting, this proxy statement, and our 2014 Annual Report for the fiscal year ended April 30, 2014, are available at www.proxyvote.com.

Stockholders Entitled to Vote; Record Date; How to Vote

Stockholders of record at the close of business on July 28, 2014, which we have set as the record date, are entitled to notice of and to vote at the meeting. On the record date, there were outstanding 53,397,039 shares of our common stock. Each stockholder voting at the meeting, either in person or by proxy, may cast one vote per share of common stock held on all matters to be voted on at the meeting.

If, on July 28, 2014, your shares were registered directly in your name with our transfer agent, Interwest Transfer Co., Inc., then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting. Alternatively, you may vote by proxy over the Internet as instructed above or, if you receive paper copies of the proxy materials by mail, by using the accompanying proxy card or by telephone. Whether or not you plan to attend the meeting, we urge you to vote by proxy over the Internet as instructed in the Notice of Internet Availability of Proxy Materials or, if you receive paper copies of the proxy materials by mail, by filling out and returning the enclosed proxy card or by telephone as instructed on the enclosed proxy card to ensure your vote is counted. Even if you have submitted a proxy before the meeting, you may still attend the meeting and vote in person.

If, on July 28, 2014, your shares were held in an account at a brokerage firm, bank, or similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the meeting. As a beneficial owner, you have the right to direct your broker, bank, or other nominee on how to vote the shares in your account. You should have received voting instructions with these proxy materials from that organization rather than from us. You should follow the instructions provided by that organization to submit your proxy. You are also invited to attend the meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you obtain a “legal proxy” from the broker, bank, or other nominee that holds your shares giving you the right to vote the shares at the meeting.

Quorum; Required Vote; Broker Non-Votes and Abstentions

The presence, in person or by proxy, of the holders of a majority of the total number of shares of common stock entitled to vote constitutes a quorum for the transaction of business at the meeting. Votes cast in person or by proxy at the meeting will be tabulated by the election inspector appointed for the meeting, who will determine whether a quorum is present.

Assuming that a quorum is present, the eight persons receiving the largest number of “for” votes of our common stock present in person or by proxy at the meeting and entitled to vote (a plurality) will be elected directors. Stockholders do not have the right to cumulate their votes in the election of directors. The affirmative vote of a majority of the votes cast will be required to ratify the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, as the independent registered public accountant of our company for the fiscal year ending April 30, 2015, and to approve the stockholder proposal. The advisory vote on the compensation of our named executive officers for fiscal 2014 (“say-on-pay”) is non-binding, but the Board of Directors will consider the input of stockholders based on a majority of votes cast for the say-on-pay proposal.

Brokers, banks, or other nominees that hold shares of common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion if permitted by the stock exchange or other organization of which they are members. Brokers, banks, and other nominees are permitted to vote the beneficial owner’s proxy in their own discretion as to certain “routine” proposals when they have not received instructions from the beneficial owner, such as the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accountant of our company for the fiscal year ending April 30, 2015. If a broker, bank, or other nominee votes such “uninstructed” shares for or against a “routine” proposal, those shares will be counted towards determining whether or not a quorum is present and are considered entitled to vote on the “routine” proposals. However, where a proposal is not “routine,” a broker, bank, or other nominee is not permitted to exercise its voting discretion on that proposal without specific instructions from the beneficial owner. These non-voted shares are referred to as “broker non-votes” when the nominee has voted on other non-routine matters with authorization or voted on routine matters. These shares will be counted towards determining whether or not a quorum is present, but will not be considered entitled to vote on the “non-routine” proposals.

Please note that brokers, banks, and other nominees may not use discretionary authority to vote shares on the election of directors, the say-on-pay proposal, or the stockholder proposal if they have not received specific instructions from their clients. For your vote to be counted in the election of directors, the say-on-pay proposal, or the stockholder proposal, you will need to communicate your voting decisions to your broker, bank, or other nominee before the date of the meeting.

As provided in our bylaws, a majority of the votes cast means that the number of votes cast “for” a proposal exceeds the number of votes cast “against” that proposal. Because abstentions and broker non-votes do not represent votes cast “for” or “against” a proposal, broker non-votes and abstentions will have no effect on the election of directors, the say-on-pay proposal, the proposal to ratify the appointment of Deloitte & Touche LLP as the independent registered public accountant of our company for the fiscal year ending April 30, 2015, or the stockholder proposal, as each such proposal is determined by reference to the votes actually cast by the shares present in person or by proxy at the meeting and entitled to vote.

Voting of Proxies

When a proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed. Except as provided above under “Quorum; Required Vote; Broker Non-Votes and Abstentions,” if no specification is indicated, the shares will be voted (1) “for” the election of each of the eight director nominees set forth in this proxy statement, (2) “for” the approval of the compensation of our named executive officers for fiscal 2014, (3) “for” the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accountant of our company for the fiscal year ending April 30, 2015, and (4) “against” the stockholder proposal. If any other matter is properly presented at the meeting, the individuals specified in the proxy will vote your shares using their best judgment.

Revocability of Proxies

Any person giving a proxy may revoke the proxy at any time before its use by delivering to us either a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

Solicitation

We will bear the cost of this solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of our directors and officers, personally or by telephone or e-mail, without additional compensation.

Annual Report and Other Matters

Our 2014 Annual Report to Stockholders, which was made available to stockholders with or preceding this proxy statement, contains financial and other information about our company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The information contained in the “Compensation Committee Report” and the “Report of the Audit Committee” shall not be deemed “filed” with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

We will provide, without charge, a copy of our Annual Report on Form 10-K for the fiscal year ended April 30, 2014 as filed with the SEC to each stockholder of record as of the record date that requests a copy in writing. Any exhibits listed in our Annual Report on Form 10-K also will be furnished upon request at the actual expense we incur in furnishing such exhibits. Any such requests should be directed to our Secretary at the address of our executive offices set forth in this proxy statement.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

Our articles of incorporation and bylaws provide that the number of directors shall be fixed from time to time by resolution of our Board of Directors. The number of directors currently is fixed at eight. Our articles of incorporation and bylaws provide that all directors are elected at each annual meeting of our stockholders for a term of one year and hold office until their successors are elected and qualified.

A board of eight directors is to be elected at this meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them “for” each of the nominees named below. All of the nominees currently are directors of our company. In the event that any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee designated by our current Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director.

Our Board of Directors recommends a vote “for” the nominees listed below.

The following table sets forth certain information regarding the nominees for directors of our company:

Name	Age	Position
Barry M. Monheit	67	Chairman of the Board (2)(3)
Robert L. Scott	68	Co-Vice Chairman of the Board (2)
Michael F. Golden	60	Co-Vice Chairman of the Board
P. James Debney	46	President, Chief Executive Officer, and Director
Robert H. Brust	71	Director (1)
John B. Furman	70	Director (1)(3)
Mitchell A. Saltz	61	Director
I. Marie Wadecki	65	Director (1)(2)(3)

(1)	Member of the Audit Committee.
(2)	Member of the Nominations and Corporate Governance Committee.
(3)	Member of the Compensation Committee.

Barry M. Monheit has served as a director of our company since February 2004. Mr. Monheit served as the President and Chief Executive Officer of Quest Resource Holding Corporation (formerly Infinity Resources Holdings Corp.), an environmental solutions company that serves as a single-service provider of recycling and environment-related programs, services, and information, from June 2011 until July 2013 and has served as a director of that company or its predecessors since June 2011. Mr. Monheit served as a financial and operational consultant from April 2010 until June 2011. From May 2009 until April 2010, Mr. Monheit was a Senior Managing Director of FTI Palladium Partners, a financial consulting division of FTI Consulting, Inc., a New York Stock Exchange-listed global advisory firm dedicated to helping organizations protect and enhance enterprise value in an increasingly complex legal, regulatory, and economic environment. Mr. Monheit was a consultant focusing on financial and operational issues in the corporate restructuring field from January 2005 until May 2009. From July 1992 until January 2005, Mr. Monheit was associated in various capacities with FTI Consulting, Inc., serving as the President of its Financial Consulting Division from May 1999 through November 2001. Mr. Monheit was a partner with Arthur Andersen & Co. from August 1988 until July 1992, serving as partner-in-charge of its New York Consulting Division and partner-in-charge of its U.S. Bankruptcy and Reorganization Practice. We believe Mr. Monheit’s extensive experience in financial and operational consulting gained as an executive of major restructuring firms and his executive experience with major companies provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

Robert L. Scott has served as a director of our company since December 1999. Mr. Scott is the Chairman of the National Shooting Sports Foundation and a Governor of the Sporting Arms and Ammunition Institute. Mr. Scott served as a consultant to our company from May 2004 until February 2006; President of our company from December 1999 until September 2002; Chairman of our wholly owned subsidiary, Smith & Wesson Corp., from January 2003 through December 2003; and President of Smith & Wesson Corp. from May 2001 until December 2002. From December 1989 to December 1999, Mr. Scott served as Vice President of Sales and Marketing and later as Vice President of Business Development of Smith & Wesson Corp. prior to its acquisition by our company. Prior to joining Smith & Wesson Corp., Mr. Scott was employed for eight years in senior positions with Berkley & Company and Tasco Sales Inc., two leading companies in the outdoor industry. Mr. Scott previously served as a director and a member of the Compensation Committee of OPT Holdings, a private company marketing hunting accessories. We believe Mr. Scott’s prior extensive service with our company and his very extensive industry knowledge and expertise provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

Michael F. Golden has served as a director of our company since December 2004. Mr. Golden served as the President and Chief Executive Officer of our company from December 2004 until his retirement in September 2011. Mr. Golden was employed in various executive positions with the Kohler Company from February 2002 until joining our company, with his most recent position being the President of its Cabinetry Division. Mr. Golden was the President of Sales for the Industrial/Construction Group of the Stanley Works Company from 1999 until 2002; Vice President of Sales for Kohler’s North American Plumbing Group from 1996 until 1998; and Vice President — Sales and Marketing for a division of The Black & Decker Corporation where he was employed from 1981 until 1996. Mr. Golden has served as a member of the board of directors, Chairperson of the Compensation Committee, and a member of the Nominations and Corporate Governance Committee since October 2012 and as a member of the Audit Committee since June 2014 of Quest Resource Holding Corporation (formerly Infinity Resources Holdings Corp.), an environmental solutions company that serves as a single-service provider of recycling and environment-related programs, services, and information. Since February 2013, Mr. Golden has served as a member of the board of directors, a member of the Audit Committee, and a member of the Governance Committee of Trex Company, Inc., a New York Stock Exchange-listed manufacturer of high-performance wood-alternative decking and railing. We believe Mr. Golden’s service as the former President and Chief Executive Officer of our company, his intimate knowledge and experience with all aspects of the operations, opportunities, and challenges of our company, and his long business career at major companies provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

P. James Debney has served as President and Chief Executive Officer of our company and as a member of our Board of Directors since September 2011. Mr. Debney was Vice President of our company from April 2010 until September 2011, and President of our firearm division from November 2009 until September 2011. Mr. Debney was President of Presto Products Company, formerly a business unit of Alcoa Consumer Products, a manufacturer of plastic products, from January 2007 until February 2009. He was Managing Director of Baco Consumer Products, a business unit of Alcoa Consumer Products, a manufacturer of U.K.-branded and private label foil, film, storage, food, and trash bag consumer products, from January 2006 until December 2006; Manufacturing and Supply Chain Director from August 2003 until December 2005; and Manufacturing Director from April 1998 until July 2003. Mr. Debney joined Baco Consumer Products in 1989 and held various management positions in operations, production, conversion, and materials. We believe Mr. Debney’s position as the President and Chief Executive Officer of our company and as the President of our firearm division, his intimate knowledge and experience with all aspects of the operations, opportunities, and challenges of our company, and his long business career at major companies provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

Robert H. Brust has served as a director of our company since July 2011. Mr. Brust served as Chief Financial Officer for Sprint Nextel Corporation, a wireless and wireline communications company, from May 2008 until his retirement in April 2011. From February 2007 to May 2008, Mr. Brust was retired. Mr. Brust served as Executive Vice President of the Eastman Kodak Company, a provider of photographic products and services, from January 2000 to February 2007 and Chief Financial Officer of Eastman Kodak from January 2000 to November 2006. Mr. Brust was Senior Vice President and Chief Financial Officer of Unisys Corporation from 1997 to 1999. He also worked in a variety of financial and financial management positions at General Electric Company from 1965 to 1997. Mr. Brust is a member of the Board of Directors and Audit Committee of Covidien Ltd., a developer, manufacturer, and provider of healthcare products, and a trustee for the Nantucket Cottage Hospital. Mr. Brust previously served as a director and Chairman of the Audit Committee of Delphi Corporation and Applied Materials, Inc. and as a member of the ICG Commerce Manufacturing Executive Advisory Board. We believe Mr. Brust’s extensive financial leadership experience at a number of world class, publicly traded companies, his extensive knowledge of financial and operational practices in manufacturing environments, and his prior board experience with consumer-oriented companies provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

John B. Furman has served as a director of our company since April 2004. Since leaving the practice of law in August 1998, Mr. Furman has served as a consultant to or an executive of a number of companies, including serving as the chief executive officer of two public companies, with his focus being on restructurings, business transactions, capital formation, and product commercialization. From February 2009 until December 2009, Mr. Furman was the President and Chief Executive Officer of Infinity Resources LLC (now Quest Resource Holding Corporation), a privately held environmental solutions company that served as a single-source provider of recycling programs. Mr. Furman served as President and Chief Executive Officer of GameTech International, a publicly traded company involved in interactive bingo systems, from September 2004 until July 2005. Mr. Furman served as President and Chief Executive Officer and a director of Rural/Metro Corporation, a publicly traded provider of emergency and fire protection services, from August 1998 until January 2000. Mr. Furman was a senior member of the law firm of O’Connor, Cavanagh, Anderson, Killingsworth & Beshears, a professional association, from January 1983 until August 1998; he was Associate General Counsel of Waste Management, Inc., a New York Stock Exchange-listed provider of waste management services, from May 1977 until December 1983; and Vice President, Secretary, and General Counsel of the Warner Company, a New York Stock Exchange-listed company involved in industrial mineral extractions and processing, real estate development, and solid and chemical waste management, from November 1973 until April 1977. Mr. Furman previously served as a director and Chairman of the Compensation Committee of MarineMax, Inc., a New York Stock Exchange-listed company that is the nation’s largest recreational boat dealer. We believe Mr. Furman’s experience as a chief executive officer and a consultant to multiple companies, his experience as a lawyer in private practice and for corporations, and his experience as a public company director provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

Mitchell A. Saltz has served as a director of our company since October 1998. Mr. Saltz has served as the Chairman of Quest Resource Holding Corporation (formerly Infinity Resources Holdings Corp.), an environmental solutions company that serves as a single-service provider of recycling and environment-related programs, services, and information, or its predecessors since 2005 and the Chairman and Managing Partner of Southwest Capital Partners, an investment banking firm, since 2009. Mr. Saltz served as Chairman of the Board and Chief Executive Officer of our company from February 1998 through December 2003. Mr. Saltz founded Saf-T-Hammer in 1997, which developed and marketed firearm safety and security products designed to prevent the unauthorized access to firearms, which acquired Smith & Wesson Corp. from Tomkins, PLC in May 2001 and changed its name to Smith & Wesson Holding Corporation. We believe Mr. Saltz’s history as a founder of our company, his service as a former officer of our company, and his financial, investment, and management experience provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

I. Marie Wadecki has served as a director of our company since September 2002. Ms. Wadecki served as the Corporate Budget Director of the McLaren Health Care Corporation, a Michigan-based $3.5 billion eight-hospital health care system, from January 2001 until her retirement in September 2007. Ms. Wadecki was employed by McLaren for more than 30 years, holding positions of increasing responsibility. In November 2008, Ms. Wadecki was appointed to the McLaren Flint Medical Center’s Foundation Board of Trustees. Since October 2012, Ms. Wadecki has served as a member of the board of directors, Chairperson of the Nominations and Corporate Governance Committee, and a member of the Audit Committee of Quest Resource Holding Corporation (formerly Infinity Resources Holdings Corp.), an environmental solutions company that serves as a single-service provider of recycling and environment-related programs, services, and information. Ms. Wadecki is a member of the National Association of Corporate Directors, the American College of Healthcare Executives, Women Business Leaders of the U.S. Healthcare Industry Foundation, and Women Corporate Directors. Ms. Wadecki is recognized as a Board Leadership Fellow by the National Association of Corporate Directors, which is an organization devoted to advancing exemplary board leadership by providing support and educational opportunities to directors and boards. We believe Ms. Wadecki’s long employment history with a major health care organization, her financial background, and her corporate governance expertise provide the requisite qualifications, skills, perspectives, and experience that make her well qualified to serve on our Board of Directors.

There are no family relationships among any of our directors and executive officers.

CORPORATE GOVERNANCE

Director Independence

Our Board of Directors has determined, after considering all of the relevant facts and circumstances, that Robert H. Brust, John B. Furman, Barry M. Monheit, Mitchell A. Saltz, Robert L. Scott, and I. Marie Wadecki are independent directors, as “independence” is defined by the listing standards of the Nasdaq Stock Market, or Nasdaq, and by the SEC, because they have no relationship with us that would interfere with their exercise of independent judgment in carrying out their responsibilities as a director. P. James Debney is an employee director. Michael F. Golden is not considered an independent director of our company because he recently served as an executive officer of our company.

Committee Charters, Corporate Governance Guidelines, and Codes of Conduct and Ethics

Our Board of Directors has adopted charters for the Audit, Compensation, and Nominations and Corporate Governance Committees describing the authority and responsibilities delegated to each committee by our Board of Directors. Our Board of Directors has also adopted Corporate Governance Guidelines, a Code of Conduct and Ethics, and a Code of Ethics for the CEO and Senior Financial Officers. We post on our website, at www.smith-wesson.com, the charters of our Audit, Compensation, and Nominations and Corporate Governance Committees; our Corporate Governance Guidelines, Code of Conduct and Ethics, and Code of Ethics for the CEO and Senior Financial Officers, and any amendments or waivers thereto; and any other corporate governance materials specified by SEC or Nasdaq regulations. These documents are also available in print to any stockholder requesting a copy in writing from our Secretary at the address of our executive offices set forth in this proxy statement.

Executive Sessions

We regularly schedule executive sessions in which independent directors meet without the presence or participation of management. The Chairman of our Board of Directors serves as the presiding director of such executive sessions.

Board Committees

Our bylaws authorize our Board of Directors to appoint from among its members one or more committees consisting of one or more directors. Our Board of Directors has established an Audit Committee, a Compensation Committee, and a Nominations and Corporate Governance Committee, each consisting entirely of independent directors as “independence” is defined by the listing standards of Nasdaq and by the SEC.

The Audit Committee

The purpose of the Audit Committee includes overseeing the financial and reporting processes of our company and the audits of the financial statements of our company and providing assistance to our Board of Directors with respect to its oversight of the integrity of the financial statements of our company, our company’s compliance with legal and regulatory matters, the independent registered public accountant’s qualifications and independence, and the performance of our company’s independent registered public accountant. The primary responsibilities of the Audit Committee are set forth in its charter and include various matters with respect to the oversight of our company’s accounting and financial reporting process and audits of the financial statements of our company on behalf of our Board of Directors. The Audit Committee also selects the independent registered public accountant to conduct the annual audit of the financial statements of our company; reviews the proposed scope of such audit; reviews accounting and financial controls of our company with the independent registered public accountant and our financial accounting staff; and reviews and approves any transactions between us and our directors, officers, and their affiliates.

The Audit Committee currently consists of Messrs. Brust and Furman and Ms. Wadecki. Our Board of Directors has determined that each of Messrs. Brust and Furman and Ms. Wadecki, whose backgrounds are detailed above, qualifies as an “audit committee financial expert” in accordance with applicable rules and regulations of the SEC. Mr. Brust chairs the Audit Committee.

The Compensation Committee

The purpose of the Compensation Committee includes determining, or, when appropriate, recommending to our Board of Directors for determination, the compensation of the Chief Executive Officer and other executive officers of our company and discharging the responsibilities of our Board of Directors relating to compensation programs of our company. The Compensation Committee currently consists of Messrs. Furman and Monheit and Ms. Wadecki. Mr. Furman chairs the Compensation Committee.

The Nominations and Corporate Governance Committee

The purpose of the Nominations and Corporate Governance Committee includes the selection or recommendation to our Board of Directors of nominees to stand for election as directors at each election of directors, the oversight of the selection and composition of committees of our Board of Directors, the oversight of the evaluations of our Board of Directors and management, and the development and recommendation to our Board of Directors of a set of corporate governance principles applicable to our company. The Nominations and Corporate Governance Committee currently consists of Messrs. Monheit and Scott and Ms. Wadecki. Ms. Wadecki chairs the Nominations and Corporate Governance Committee.

The Nominations and Corporate Governance Committee will consider persons recommended by stockholders for inclusion as nominees for election to our Board of Directors if the information required by our bylaws is submitted in writing in a timely manner addressed and delivered to our Secretary at the address of our executive offices set forth in this proxy statement. The Nominations and Corporate Governance Committee identifies and evaluates nominees for our Board of Directors, including nominees recommended by stockholders, based on numerous factors it considers appropriate, some of which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity, and the extent to which the nominee would fill a present need on our Board of Directors.

Risk Assessment of Compensation Policies and Practices

We have assessed the compensation policies and practices with respect to our employees, including our executive officers, and have concluded that they do not create risks that are reasonably likely to have a material adverse effect on our company.

Board’s Role in Risk Oversight

Risk is inherent in every business. As is the case in virtually all businesses, we face a number of risks, including operational, economic, financial, legal, regulatory, and competitive risks. Our management is responsible for the day-to-day management of the risks we face. Our Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management.

In its oversight role, our Board of Directors’ involvement in our business strategy and strategic plans plays a key role in its oversight of risk management, its assessment of management’s risk appetite, and its determination of the appropriate level of enterprise risk. Our Board of Directors receives updates at least quarterly from senior management and periodically from outside advisors regarding the various risks we face, including operational, economic, financial, legal, regulatory, and competitive risks. Our Board of Directors also reviews the various risks we identify in our filings with the SEC as well as risks relating to various specific developments, such as acquisitions, securities repurchases, debt and equity placements, and product introductions. In addition, our Board of Directors regularly receives reports from our Director of Internal Audit, our General Counsel, and our Chief Compliance Officer.

Our board committees assist our Board of Directors in fulfilling its oversight role in certain areas of risk. Pursuant to its charter, the Audit Committee oversees the financial and reporting processes of our company and the audit of the financial statements of our company and provides assistance to our Board of Directors with respect to the oversight and integrity of the financial statements of our company, our company’s compliance with legal and regulatory matters, the independent registered public accountant’s qualification and independence, and the performance of our independent registered public accountant. The Compensation Committee considers the risk that our compensation policies and practices may have in attracting, retaining, and motivating valued employees and endeavors to assure that it is not reasonably likely that our compensation plans and policies would have a material adverse effect on our company. Our Nominations and Corporate Governance Committee oversees governance related risk, such as board independence, conflicts of interests, and management and succession planning.

Board Diversity

We seek diversity in experience, viewpoint, education, skill, and other individual qualities and attributes to be represented on our Board of Directors. We believe directors should have various qualifications, including individual character and integrity; business experience; leadership ability; strategic planning skills, ability, and experience; requisite knowledge of our industry and finance, accounting, and legal matters; communications and interpersonal skills; and the ability and willingness to devote time to our company. We also believe the skill sets, backgrounds, and qualifications of our directors, taken as a whole, should provide a significant mix of diversity in personal and professional experience, background, viewpoints, perspectives, knowledge, and abilities. Nominees are not to be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability, or any other basis proscribed by law. The assessment of prospective directors is made in the context of the perceived needs of our Board of Directors from time to time.

All of our directors have held high-level positions in business or professional service firms and have experience in dealing with complex issues. We believe that all of our directors are individuals of high character and integrity, are able to work well with others, and have committed to devote sufficient time to the business and affairs of our company. In addition to these attributes, the description of each director’s background set forth above indicates the specific qualifications, skills, perspectives, and experience necessary to conclude that each individual should continue to serve as a director of our company.

Board Leadership Structure

We believe that effective board leadership structure can depend on the experience, skills, and personal interaction between persons in leadership roles as well as the needs of our company at any point in time. Our Corporate Governance Guidelines support flexibility in the structure of our Board of Directors by not requiring the separation of the roles of Chief Executive Officer and Chairman of the Board.

We currently maintain separate roles between the Chief Executive Officer and Chairman of the Board in recognition of the differences between the two responsibilities. Our Chief Executive Officer is responsible for setting our strategic direction and day-to-day leadership and performance of our company. The Chairman of the Board provides input to the Chief Executive Officer, sets the agenda for board meetings, and presides over meetings of the full Board of Directors as well as executive sessions of the Board of Directors.

Director and Officer Derivative Trading and Hedging

We have a policy prohibiting our directors and officers, including our executive officers, and any family member residing in the same household, from engaging in derivatives trading and hedging involving our securities or pledging or margining our common stock.

Stock Ownership Guidelines

During fiscal 2013, we adopted enhanced stock ownership guidelines for our non-employee directors, as well as for our Chief Executive Officer, our Chief Financial Officer, and our other executive officers. Our non-employee directors, Chief Executive Officer, Chief Financial Officer, and other executive officers are required to own shares of our common stock or share equivalents with a value equal to at least the lesser of the following:

• Non-Employee Directors	Three times cash retainer or 21,000 shares or share equivalents

• Chief Executive Officer	Three times base salary or 161,000 shares or share equivalents

• Chief Financial Officer	Two times base salary or 34,000 shares or share equivalents

• Other Executive Officers	Two times base salary or 26,000 shares or share equivalents

These individuals have five years from the date of adoption of these guidelines to achieve the required ownership levels. We believe that these guidelines promote the alignment of the long-term interests of our named executive officers and members of our Board of Directors with our stockholders.

Clawback Policy

During fiscal 2014, we adopted a clawback policy. In the event we are required to prepare an accounting restatement of our financial results as a result of a material noncompliance by us with any financial reporting requirement under the federal securities laws, we will have the right to use reasonable efforts to recover from any current or former executive officers who received incentive compensation (whether cash or equity) from us during the three-year period preceding the date on which we were required to prepare the accounting restatement, any excess incentive compensation awarded as a result of the misstatement. This policy is administered by the Compensation Committee of our Board of Directors. The policy is effective for financial statements for periods beginning on or after May 1, 2013. Once final rules are adopted by the SEC regarding clawback requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we will review this policy and make any amendments necessary to comply with the new rules.

Compensation Committee Interlocks and Insider Participation

During our fiscal year ended April 30, 2014, Messrs. Furman and Monheit and Ms. Wadecki served on our Compensation Committee. None of these individuals had any material contractual or other relationships with us during such fiscal year except as directors.

Board and Committee Meetings

Our Board of Directors held a total of ten meetings during the fiscal year ended April 30, 2014. During the fiscal year ended April 30, 2014, the Audit Committee held six meetings; the Compensation Committee held ten meetings; and the Nominations and Corporate Governance Committee held four meetings. No director attended fewer than 75% of the aggregate of (i) the total number of meetings of our Board of Directors, and (ii) the total number of meetings held by all committees of our Board of Directors on which he or she was a member.

Annual Meeting Attendance

We encourage each of our directors to attend each annual meeting of stockholders. To that end, and to the extent reasonably practicable, we regularly schedule a meeting of our Board of Directors on the same day as our annual meeting of stockholders. All of our directors attended our 2013 Annual Meeting of Stockholders.

Communications with Directors

Interested parties may communicate with our Board of Directors or specific members of our Board of Directors, including our independent directors and the members of our various board committees, by submitting a letter addressed to the Board of Directors of Smith & Wesson Holding Corporation c/o any specified individual director or directors at the address of our executive offices set forth in this proxy statement. Any such letters are sent to the indicated directors.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

Our Board of Directors has appointed a Compensation Committee, currently consisting exclusively of independent directors. The charter of the Compensation Committee authorizes the Compensation Committee to determine and approve, or to make recommendations to our Board of Directors with respect to, the compensation of our Chief Executive Officer and our other executive officers. Our Board of Directors has authorized our Compensation Committee to make all decisions with respect to such executive compensation. Among other things, the Compensation Committee is authorized to determine and approve the base salary of our Chief Executive Officer and other executive officers. Additionally, our Compensation Committee establishes annual cash and long-term stock-based incentive compensation programs for our Chief Executive Officer and other executive officers, providing our executives with variable compensation opportunities, a majority of which are based on key measures tying pay to performance. Our Compensation Committee believes that our financial and strategic achievements during fiscal 2014, some of which are highlighted below, strongly support our executive compensation programs as currently designed.

We had very strong financial results during fiscal 2014.

•	Net sales increased 6.7% from $587.5 million to $626.6 million.

•	Income from continuing operations increased by 8.9% from $81.4 million to $88.6 million.

•	Earnings per diluted share from continuing operations increased by 20.5% from $1.22 per share to $1.47 per share.

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Non-GAAP Adjusted EBITDAS (earnings before interest, taxes, depreciation, amortization, and stock-based compensation expense, excluding large non-recurring items) from continuing operations increased by 16.4% from $154.2 million to $179.5 million.

Our fiscal 2014 named executive officer compensation was aligned with our pay-for-performance philosophy.

•	Base salaries increased 7.5% for our Chief Executive Officer, 5.0% for our Chief Financial Officer, and an average of 6.7% for our other named executive officers.

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Actual payouts from our annual performance-based cash incentive compensation for our named executive officers equaled an average of 269.8% of the executives’ targeted bonuses as a result of our strong fiscal 2014 financial results. These results were based on exceeding targets that were an average of 53.4% higher than the targets set for fiscal 2013.

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The stock awards granted to our named executive officers in fiscal 2014 consisted of a mix of time-based restricted stock units, or RSUs, and performance-based RSUs, or PSUs, with the PSUs vesting over a three-year period following the date of grant if the relative performance of our common stock exceeds the performance against the Russell 2000 Index, or the RUT.

We maintain corporate governance policies designed to align executive compensation with stockholder interests.

•	We have a strong independent Chairman of the Board and committee chairs and hold regular executive sessions at which only the independent directors participate.

•	We have stock ownership guidelines for our executive officers and directors.

•	We have a clawback policy that allows us to recoup incentive compensation resulting from non-compliant financial reporting.

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We have a policy prohibiting our directors and officers, including our executive officers, and any family member residing in the same household, from engaging in derivatives trading and hedging involving our securities or pledging or margining our common stock.

•	We do not provide any tax gross-up treatment on any severance or change-in-control benefits for our executive officers.

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Our Compensation Committee has determined that future stock-based awards granted to our executive officers would have “double-trigger” vesting acceleration. These stock-based awards will receive vesting acceleration only if the executive officer suffers a qualifying termination in connection with a change-in-control.

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Our compensation programs are regularly reviewed by our Compensation Committee with assistance from our Compensation Committee’s independent compensation consultants in an effort to assure that our compensation programs are appropriately designed to attract, reward, and retain our key executives in a manner that is in our best interests and those of our stockholders.

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Our Compensation Committee considers the risk of our compensation policies and practices and endeavors to assure that it is not reasonably likely that our compensation plans and policies would have a material adverse effect on our company.

Overview

Our executive compensation program consists primarily of base salary, annual performance-based cash incentive compensation, long-term stock-based incentive compensation, severance and change-in-control benefits, benefits generally available to employees and other executives of our company, and limited perquisites as described herein. We consider each element of compensation collectively with other elements of compensation when establishing the various forms, elements, and levels of compensation for our executive officers.

Our philosophy with respect to executive compensation is to pay base salaries to our executive officers at levels that enable us to attract, motivate, and retain highly qualified executives. Our executive compensation program is designed to link annual performance-based cash incentive compensation to the achievement of pre-established performance objectives, based primarily on our company’s financial results and the achievement of other corporate goals, but also, in some cases, on individual objectives that contribute to our long-term goal of building stockholder value. For more detailed information regarding our annual performance-based cash incentive compensation program, see “Compensation Discussion and Analysis — Components of Compensation — Annual Performance-Based Cash Incentive Compensation.” Similarly, our executive compensation program is designed so that long-term stock-based incentive compensation focuses our executives’ efforts on building stockholder value by aligning their interests with those of our stockholders. To that end, our long-term stock-based compensation generally is intended to result in more limited rewards if the price of our common stock does not appreciate or does not appreciate above certain levels, but may provide substantial rewards to our executive officers (as well as to our stockholders in general) if our common stock appreciates or appreciates above certain levels. For more detailed information regarding our long-term stock-based incentive compensation program, see “Compensation Discussion and Analysis — Components of Compensation — Long-Term Stock-Based Incentive Compensation.”

Total compensation levels for our executive officers reflect corporate positions, responsibilities, and achievement of performance objectives. As a result of our performance-based philosophy to executive compensation, compensation levels may vary significantly from year-to-year and among our various executive officers. In general, we expect the compensation level of our Chief Executive Officer will be higher than that of our other executive officers, assuming relatively equal achievement of individual performance goals, since our compensation policies set our base salaries, cash incentive compensation, and stock-based incentive compensation after reviewing those of comparable companies, which generally compensate the chief executive officers at higher levels because of their roles and their importance to overall company success.

We believe that the overall compensation levels for our executive officers, including our named executive officers, are in alignment with our “pay-for-performance” philosophy and have been consistent with our performance. At our 2013 Annual Meeting of Stockholders, our stockholders overwhelmingly approved, on an advisory basis, the compensation of our named executive officers described in our proxy statement in our say-on-pay proposal. Holders of approximately 26.1 million of our then outstanding shares voted “for” such advisory say-on-pay proposal, representing approximately 93.8% of the votes cast on the say-on-pay proposal. Our Compensation Committee and our Board of Directors considered these final vote results and determined that, given the significant level of support, no material changes to our executive compensation philosophy, policies, and practices were necessary. Our Compensation Committee and our Board of Directors have developed executive compensation programs that demonstrate our ongoing commitment to good corporate governance practices and align our executives’ interests with those of our stockholders. This includes maintaining a clawback policy and stock ownership guidelines, maintaining incentive stock and incentive bonus plans intended to modernize our incentive award grant practices in light of current market practices and to set forth the principles to which our stockholders expect us to adhere in designing and administering compensation programs, and prohibiting the repricing of options and stock appreciation rights, or SARs awards without approval by our stockholders. In addition, we do not provide for any tax gross-ups in connection with a termination of employment or a change-in-control.

Goals

The goals of our executive compensation program are as follows:

•	to attract, motivate, and retain highly qualified executives;

•	to reflect our company’s culture and approach to total rewards, which includes benefits, work environment, and development opportunities;

•	to reflect our philosophy of pay-for-performance;

•	to provide a rational and consistent approach to compensation, which is understood by senior leadership;

•	to align compensation to the interests of our company as a whole and its stockholders; and

•	to recognize corporate stewardship and fiscal responsibility.

Role of the Compensation Committee and Chief Executive Officer

The Compensation Committee determines the compensation of our Chief Executive Officer and our other executive officers. At least annually, our Compensation Committee evaluates the performance of our Chief Executive Officer and determines the compensation for our Chief Executive Officer in light of the goals and objectives of our compensation program for that year. Our Compensation Committee, together with our Chief Executive Officer, annually assesses the performance of our other executive officers. Based on the determinations of our Compensation Committee after receiving recommendations from our Chief Executive Officer, our Compensation Committee, with input from its independent compensation consultants, determines the compensation for our other executive officers.

At the request of our Compensation Committee, our Chief Executive Officer generally attends a portion of some of our Compensation Committee meetings, including meetings at which our independent compensation consultants are present. This enables our Compensation Committee to review with our Chief Executive Officer the corporate and individual goals that the Chief Executive Officer regards as important to achieve our overall success. Our Compensation Committee also requests that our Chief Executive Officer assess the performance of and our goals for our other executive officers. However, the Compensation Committee, with the assistance of its independent compensation consultants, rather than our Chief Executive Officer, makes the decisions regarding individual and corporate goals and targets. Our Chief Executive Officer does not attend any portion of meetings at which his compensation is determined.

Compensation Surveys and Independent Compensation Consultants

In determining compensation levels, we periodically review compensation levels of companies that we deem to be generally similar to our company based on their size, industry, and competitive factors to enable us to attract executives from other industries, and compensation levels that we deem appropriate to retain and motivate our executive officers. We use survey and peer group information as a point of reference, but we do not benchmark or target our compensation levels against this competitive information.

The Compensation Committee generally retains the services of independent compensation consultants to review a wide variety of factors relevant to executive compensation, trends in executive compensation, and the identification of relevant peer companies. The Compensation Committee makes all determinations regarding the engagement, fees, and services of its compensation consultants, and its compensation consultants report directly to the Compensation Committee. From time to time, our Compensation Committee also has retained the services of outside counsel to advise it on compensation matters.

Components of Compensation

Base Salary

We target base salaries at levels required to attract, motivate, and retain highly qualified individuals assuming that they will not receive incentive compensation, but reflecting the possible receipt of incentive compensation. Base salaries for our executive officers are established based on an executive’s position, responsibilities, skills, experience, performance, and contributions. In determining base salaries, we also take into account individual performance and contributions, future potential, competitive salary levels for comparable positions at other companies, salary levels relative to other positions within our company, and corporate needs. The Compensation Committee’s evaluation of the foregoing factors is subjective, and the Compensation Committee does not assign a particular weight to any one factor.

The Compensation Committee independently determines the base salary of our Chief Executive Officer. The base salaries for our other executive officers, other than the Chief Executive Officer, are determined by the Compensation Committee following consultations with the Chief Executive Officer. The Compensation Committee evaluates the recommendations of our Chief Executive Officer based on the same factors outlined above.

The Compensation Committee generally sets base salary levels for executive officers of our company at the beginning of each fiscal year, although it can make changes to base salary levels at any time during the fiscal year. We increased the base salaries of our Chief Executive Officer, Chief Financial Officer, and other executive officers in fiscal 2014. For more detailed information regarding the amounts paid as base salary to our named executive officers, see “Compensation Discussion and Analysis — Fiscal 2014 Compensation — Base Salaries.”

Annual Performance-Based Cash Incentive Compensation

We annually establish a performance-based cash incentive compensation program for our executive officers. In establishing a cash incentive compensation program for any particular year or period, we focus on achievement of pre-established performance objectives, based primarily on our company’s financial results and the achievement of other corporate goals. In some cases, we also consider individual objectives, responsibilities, and performance. Our incentive compensation targets for bonuses for our executive officers are determined by the Compensation Committee. Executive officer cash incentive compensation targets are subject to change based on the Compensation Committee’s periodic reviews of economic, industry, and competitive data, changes in individual responsibility, and our compensation philosophy.

The Compensation Committee confirms the achievement and approves the payment, if any, of annual cash incentive compensation in the first quarter of the following fiscal year. As a result of our financial performance in fiscal 2014, 2013, and 2012, and our achievement of the pre-established performance targets set out in the annual performance-based cash incentive programs for those years, all of our executive officers received cash incentive compensation pursuant to those programs for our 2014, 2013, and 2012 fiscal years. For more detailed information regarding the amounts paid as annual performance-based cash incentive compensation to our named executive officers, see “Compensation Discussion and Analysis — Fiscal 2014 Compensation — Annual Performance-Based Cash Incentive Compensation.”

Long-Term Stock-Based Incentive Compensation

We strongly believe in tying executive rewards directly to our long-term success and focusing our executives’ efforts on building stockholder value by aligning their interests with those of our stockholders. To that end, our stock-based incentive compensation generally is intended to result in more limited rewards if the price of our common stock does not appreciate or does not appreciate above certain levels, but may provide substantial rewards to our executive officers (as well as to our stockholders in general) if our common stock appreciates or appreciates above certain levels. Our stock-based compensation also enables our executive officers to develop and maintain a significant stock ownership position in our company. The amount of stock-based compensation granted takes into account the performance of our company; previous grants to an executive officer; an executive officer’s position with our company; the performance, contributions, skills, experience, and responsibilities of the executive officer; the cost to our company; the executive officer’s total compensation in relationship to our peer companies; and other factors that we deem appropriate from time to time, including retention, overhang, and burn rate.

Our long-term stock-based incentive compensation arrangements consist primarily of stock options, RSUs, and PSUs. We generally set the vesting schedule for stock options and RSUs over multiple year periods to encourage executive retention. We generally establish multi-year performance requirements for the vesting of PSUs to reward long-term company performance. Historically, stock options, RSUs, and PSUs have vested, if at all, over the three-year period following the date of grant. PSUs are earned only if the relative performance of our common stock exceeds the performance against the identified stock index. For PSU grants made prior to April 2012, the relative index is the Nasdaq Composite Index, or the IXIC. For PSU grants made during and after April 2012, the relative index is the RUT. Similarly, stock options provide value only in the event of stock price increases. For this reason, we consider stock options, like PSUs, to be performance-based compensation.

Other Benefits

Our executive officers are eligible to participate in those health, welfare and retirement plans, including our profit sharing, 401(k), nonqualified supplemental deferred compensation, employee stock purchase, and medical and disability plans generally available to salaried employees of our company who meet applicable eligibility requirements. For more detailed information regarding the retirement benefits for which our named executive officers are eligible and contributions made to retirement plans on behalf of our named executive officers, see “Executive Compensation — Retirement Plans.”

In addition, from time to time, we provide certain of our executive officers with other benefits and limited perquisites that we believe are reasonable. These benefits and perquisites include severance and change-in-control benefits, car allowances, relocation assistance, and, for our Chief Executive Officer, reimbursement of insurance premiums. For more detailed information regarding these other benefits and perquisites for which our named executive officers are eligible, see “Executive Compensation.” We do not view perquisites as a significant element of our executive compensation program, but do believe they can be useful in attracting, motivating, and retaining the executive talent for which we compete. We believe that these additional benefits may assist our executive officers in performing their duties and provide time efficiencies for our executive officers in appropriate circumstances.

In the future, we may provide additional benefits and perquisites to our executive officers as an element of their overall compensation. All future practices regarding perquisites will be approved and subject to periodic review by our Compensation Committee.

Policies for the Pricing and Timing of Stock-Based Compensation

We set the price of all stock-based awards at the closing price of our common stock on the Nasdaq Global Select Market on the date of grant. We generally grant stock-based compensation to our executive officers annually on scheduled dates. In the case of new hires, grant prices are determined by the closing price of our common stock on the 15th day of the month next following the date on which the employee reports for service. We authorize our Chief Executive Officer to grant stock-based compensation to employees who are not executive officers, subject to limitations on amount and subsequent reporting to and review by the Board of Directors.

Fiscal 2014 Compensation

Compensation Consultants

Our Compensation Committee engaged Compensia, Inc., or Compensia, an independent compensation consultant, to assist us in the design of our executive compensation program for fiscal 2014. No member of the Compensation Committee or any named executive officer has any affiliation with Compensia, and Compensia did not provide any services to our company during fiscal 2014 other than services to the Compensation Committee. In accordance with the requirements of applicable SEC rules, the Compensation Committee has reviewed the independence of Compensia and has determined that Compensia meets the independence criteria established under such rules.

As a part of its process, Compensia assisted us in determining an appropriate group of peer companies. We use the peer companies at the beginning of the fiscal year to provide market information for cash compensation and at the end of the fiscal year to provide market information for equity compensation. In selecting peer companies, Compensia identified companies deemed generally relevant to us with an emphasis on companies involved in leisure or cyclical products, consumer products, and manufacturing with a limited number of aerospace and defense companies. Within these industries, Compensia used a rules-based approach to select companies based on similar financial characteristics. Specifically, Compensia selected companies with positive earnings growth, revenue from 50% to 200% of our revenue, and a market capitalization from 30% to 300% of our market capitalization. For our cash compensation review in April 2013, the selected peer group companies were Artic Cat, Aviat Networks, Cascade, Dorman Products, Drew Industries, Ducommun, Freedom Group, Harmonic, iRobot, JAKKS Pacific, Johnson Outdoors, LeapFrog Enterprises, Miller Industries, National Presto Industries, Steinway Musical Instruments, Sturm, Ruger & Company, and Universal Electronics. For our equity compensation review in April 2014, the selected peer companies were Alamo Group, Artic Cat, Calloway Golf, Columbus McKinnon, Dorman Products, Drew Industries, Ducommun, ESCO Technologies, Ethan Allen Interiors, Freedom Group, Gentherm, Gorman-Rupp Company, Harmonic, iRobot, Johnson Outdoors, LeapFrog Enterprises, National Presto Industries, Standex International, Sturm, Ruger & Company, and Universal Electronics.

Compensia provided us with executive compensation survey data and an analysis of our peer companies; determined the positioning of each executive’s compensation by element among the peer companies and the survey data; developed recommendations and guidelines for the structure of our compensation program;

and reviewed the overall compensation package and advised our Compensation Committee regarding the appropriateness of our compensation program.

Base Salaries

As is our practice, we generally, although not always, set base salaries for our executive officers at the beginning of the fiscal year based on a review of the position and function of each executive officer, the competitiveness of their current base salary in comparison to the market data, and their individual performance on a subjective basis. Based on an evaluation of the foregoing factors and as a result of our successful performance in fiscal 2014, our desire to reward and retain the key executives who were instrumental to our successful performance, the general industry range for base salary increases, and the competitiveness of Mr. Debney’s base salary against the market data, the Compensation Committee instituted a 7.5% base salary increase for Mr. Debney, our President and Chief Executive Officer, increasing Mr. Debney’s base salary to $537,500. Similarly, based on an evaluation of the same factors as for Mr. Debney, the Compensation Committee instituted a 5.0% base salary increase (to $341,250) for Mr. Buchanan, our Executive Vice President, Chief Financial Officer, and Treasurer; a 10.0% base salary increase (to $275,000) for Robert J. Cicero, our Vice President, General Counsel, Chief Compliance Officer, and Secretary; a 5.0% base salary increase (to $262,500) for Mark P. Smith, our Vice President, Manufacturing and Supply Chain Management; and a 5.0% base salary increase (to $262,500) for Michael J. Brown, our Vice President, U.S. Sales. The base salary increases for Messrs. Debney, Buchanan, Cicero, Smith, and Brown were made in accordance with our annual performance review process. For more detailed information regarding the amounts paid as base salary to our named executive officers, see “Executive Compensation — Fiscal 2014 Summary Compensation Table.”

Annual Performance-Based Cash Incentive Compensation

Our 2014 Cash Incentive Compensation Program was based on three company-wide performance measures that we deemed important, excluding our discontinued security solutions business, for each of our named executive officers, and additional individual performance goals for Mr. Cicero. Depending on the achievement of the targeted performance threshold and the level of financial performance of our company, Mr. Debney had the potential to receive a target bonus of 100.0% of his base salary; Mr. Buchanan had the potential to receive a target bonus of 75.0% of his base salary; and each of Messrs. Cicero, Smith, and Brown had the potential to receive a target bonus of 65.0% of their respective base salaries. Our 2014 Cash Incentive Compensation Program provided for a cap of 300% of each executive officer’s target bonus opportunity. Eligibility for the payment of any award under our 2014 Cash Incentive Compensation Program was subject to the continued employment of each named executive officer through the end of fiscal 2014.

The three company-wide financial performance measures established under our 2014 Cash Incentive Compensation Program were based on our revenue, operating profit percentage, and Adjusted EBITDAS weighted 33.3% each, provided that each of the performance measures had potential maximum payouts of 300% of target bonus upon achieving at least 110.0% of the targeted revenue measure, 107.5% of the targeted operating profit percentage measure, and 119.9% of the targeted Adjusted EBITDAS measure. The failure to reach at least 88.8% of the targeted Adjusted EBITDAS measure would result in no bonuses regardless of the achievement of the other performance measures. The targets for each of the performance measures were as follows: revenue—$587.5 million (a 23.7% increase over the fiscal 2013 target of $475 million); operating profit percentage—22.6% (a 61.4% increase over the fiscal 2013 target of 14%); and Adjusted EBITDAS—$154.2 million (a 75.2% increase over the fiscal 2013 target of $88 million).

Mr. Cicero has a target bonus of 65.0% of his base salary, of which 50.0% is based on the company-wide financial performance measures and 15.0% is based on his individual performance goals. Mr. Cicero’s individual performance goals consist of enumerated individual performance objectives related to his role as our General Counsel and Chief Compliance Officer as determined by the Compensation Committee.

Based upon the achievement of all of the performance measures and individual performance goals, each of our named executive officers received cash incentive compensation bonuses under our 2014 Cash Incentive Compensation Program, at 269.8% of their targeted bonuses or 89.9% of their maximum bonuses as follows: Mr. Debney – $1.45 million, Mr. Buchanan – $690,465, Mr. Cicero – $482,230, Mr. Smith – $460,310, and Mr. Brown – $460,310. For more detailed information regarding the amounts paid as annual performance-based cash incentive compensation to our named executive officers, see “Executive Compensation — Fiscal 2014 Summary Compensation Table.”

Long-Term Stock-Based Incentive Compensation

During fiscal 2014, grants of annual stock-based compensation to our named executive officers took the form of RSUs and PSUs. In determining the amount of annual stock-based incentive compensation granted during fiscal 2014, our Compensation Committee considered previous grants to our executive officers; each named executive officer’s position with our company; the performance, contributions, skills, experience, and responsibilities of each named executive officer; the cost of the stock-based compensation to our company; each named executive officer’s total compensation in relationship to our peer companies; the overall performance of our company; and changes in corporate positions or responsibilities within our company.

During fiscal 2014, we granted the following numbers of PSUs to our named executive officers: Mr. Debney received PSUs for 58,500 shares at target and 117,000 shares at maximum; Mr. Buchanan received PSUs for 23,000 shares at target and 46,000 shares at maximum; and each of Messrs. Cicero, Smith, and Brown received PSUs for 12,000 shares at target and 24,000 shares at maximum. These PSUs vest based on the relative performance of our common stock against the RUT over the three-year period following the date of grant. If the relative performance of our common stock (measured based on the average closing price of our common stock during the 90-calendar-day-period immediately prior to the three year anniversary of the date of grant against the average closing price of our common stock during the 90-calendar-day-period immediately following the date of grant) does not exceed the relative performance of the applicable index (measured based on the average closing price of such index during the 90-calendar-day-period immediately prior to the three year anniversary of the date of grant against the average closing price of such index during the 90-calendar-day-period immediately following the date of grant), then no PSUs subject to the awards will vest. If the relative performance of our common stock exceeds the relative performance of the applicable index, then the PSUs subject to the awards will vest on a straight-line basis up to the maximum award, with 100% of the PSUs subject to the awards (the target number of PSUs) vesting if the relative performance of our common stock exceeds the relative performance of such index by 10% and 200% of the PSUs subject to the awards (the maximum number of PSUs) vesting if the relative performance of our common stock exceeds the relative performance of such index by 20% or more. Upon a change in control of our company prior to the three year anniversary of the date of grant, each named executive officer will earn a number of PSUs subject to the award in accordance with the formula described above, provided that (i) the relative performance of our common stock will be measured based on the consideration offered for one share of our common stock in the change in control (or in the event of a change in control that does not involve an acquisition of our stock, based on the trading price of our common stock on the date of the change in control) against the average closing price of our common stock during the 90-calendar-day period immediately following the date of grant; and (ii) the relative performance of the applicable index will be measured based on the average closing price of such index during the 90-calendar-day-period immediately prior to the change in control against the average closing price of such index during the 90-calendar-day-period immediately following the date of grant. The PSUs earned pursuant to the formula described above will then be converted into RSUs that will vest upon the earlier of (i) a qualifying termination of employment or (ii) the original vesting date.

During fiscal 2014, we also granted Mr. Debney RSUs for 48,500 shares, Mr. Buchanan RSUs for 19,500 shares, and each of Messrs. Cicero, Smith, and Brown RSUs for 10,000 shares. These RSUs vest and the underlying shares are delivered one-third on each of the first, second, and third anniversary of the date of grant, subject to each executive’s continued service with us. These RSUs will vest in the event of a qualifying termination of employment following a change in control of our company (as defined in the applicable award agreements).

For more detailed information regarding the amounts paid as long-term stock-based incentive compensation to our named executive officers, see “Executive Compensation — Fiscal 2014 Grants of Plan-Based Awards.”

Each named executive officer forfeits the unvested portion, if any, of this stock-based incentive compensation if the named executive officer’s service to our company is terminated for any reason, except as otherwise set forth in the applicable award agreement, in any employment or severance agreement between our company and the named executive officer, in any policy or plan of our company applicable to the named executive officer, or as may otherwise be determined by the administrator of the applicable equity plan. See “Executive Compensation — Potential Payments Upon Termination or Change in Control.”

In addition to the regular annual refresh equity awards, in fiscal 2014 we also granted retention RSUs in July 2013. Our Compensation Committee made these grants to increase the retention hold on our high-performing key executives at a time when there was significant demand in the industry for seasoned, successful executives. Our Compensation Committee considered these grants to be necessary to address the unique circumstances of the time and accordingly does not plan to incorporate these grants as part of our ongoing compensation program. Of these grants, Mr. Debney received RSUs for 100,000 shares, Mr. Buchanan received RSUs for 50,000 shares, and each of Messrs. Cicero, Smith, and Brown received RSUs for 25,000 shares. One-twelfth of the RSUs vest and will be delivered on the second day of each month following the July 2, 2013 grant date.

Certain Equity Grants to Mr. Debney

In fiscal 2012, Mr. Debney was granted stock options on three separate occasions. On July 12, 2011, Mr. Debney was granted options to purchase 50,000 shares of common stock, 25,000 of which were granted in connection with the annual equity grant process in place at that time for executive officers and 25,000 of which were granted in recognition of the increased responsibilities that Mr. Debney had assumed as Vice President of our company and President of our firearm division. On September 26, 2011, in connection with Mr. Debney’s promotion to Chief Executive Officer of our company and in recognition of the importance of Mr. Debney to our company, Mr. Debney was granted stock options to purchase 450,000 shares of common stock. Finally, as a result of our decision during 2012 to move the timing of our annual equity grant process for executive officers from the beginning of the relevant fiscal year to the end of the prior fiscal year, Mr. Debney was granted stock options to purchase 94,000 shares of common stock on April 24, 2012. In the aggregate, these grants resulted in Mr. Debney being granted 594,000 stock options during fiscal 2012.

In the third quarter of fiscal 2013, we determined that grants of stock options during fiscal 2012 to purchase 294,000 shares of common stock were not validly granted in accordance with the terms of the 2004 Incentive Stock Plan because those grants inadvertently exceeded the plan’s limit on the number of stock options that may be granted to any individual in a single fiscal year. Accordingly, the attempted grants of the excess stock options were ineffective, and they were never, in fact, granted under the 2004 Incentive Stock Plan.

In order to avoid penalizing Mr. Debney because the excess stock options were ineffective, and in the interest of furthering our objective of motivating and retaining qualified executives as well as aligning executive pay with the business objectives and long-term growth of our company, the Compensation Committee determined in the fourth quarter of fiscal 2013 to approve compensation to Mr. Debney designed to replicate, but not exceed, the economic benefit of the excess stock options. The replacement compensation consisted of several components.

First, Mr. Debney was granted 294,000 stock options on April 10, 2013 with an exercise price equal to the stock price on that date and vesting schedules and maximum terms identical to the vesting schedules and maximum terms of the excess stock options. This component of the replacement compensation was designed to provide Mr. Debney with the same ability to benefit from future appreciation in our stock price as he would have had if the excess stock options had been validly granted. These replacement stock options provide for double-trigger accelerated vesting upon a qualifying termination of employment following a Change in Control of our company (as defined in Mr. Debney’s employment agreement).

Second, Mr. Debney was granted 100,000 RSUs on April 10, 2013 with a fair market value equal to the intrinsic value of the excess stock options that would have remained unvested as of that date (that is, the amount the unvested excess stock options were in the money at the time we did our calculations) and a vesting schedule identical to the vesting schedule of the excess stock options. This component of the replacement compensation was designed to provide Mr. Debney with the benefit of the appreciation in our stock price that had occurred since the attempted grant dates of the excess stock options and that he would have realized had the excess stock options been validly granted. These RSUs provide for double-trigger accelerated vesting upon a qualifying termination of employment following a Change in Control of our company (as defined in the applicable award agreements).

Finally, Mr. Debney was paid $444,522 in cash on April 10, 2013. This amount was equal to the intrinsic value of the excess stock options that would have been vested as of that date (that is, the amount the vested excess stock options were in the money at the time we did our calculations). This component of the replacement compensation was also designed to provide Mr. Debney with the benefit of the appreciation in our stock price that had occurred since the attempted grant dates of the excess stock options, but was paid in cash because, had the excess stock options been validly granted, Mr. Debney would have been able to exercise such vested stock options and sell the shares received upon such exercise for cash.

The Compensation Committee recognizes that this replacement compensation results in Mr. Debney’s fiscal 2013 total compensation appearing in the Fiscal 2014 Summary Compensation Table below as noticeably greater than his fiscal 2012 and 2014 total compensation. In connection with our determination that the excess stock options were not validly granted, we have implemented several new procedures and safeguards intended to mitigate the risk that a similar situation will occur in the future.

Other Elements of Fiscal 2014 Compensation

Stock Ownership Guidelines

During fiscal 2013, the Compensation Committee adopted stock ownership guidelines covering our named executive officers. Under these guidelines, our Chief Executive Officer, Chief Financial Officer, and other named executive officers are required to own shares of our common stock or share equivalents with a value equal to at least the lesser of the following:

•	Chief Executive Officer Three times base salary or 161,000 shares or share equivalents

•	Chief Financial Officer Two times base salary or 34,000 shares or share equivalents

•	Other NEOs Two times base salary or 26,000 shares or share equivalents

These individuals have five years from the date of the adoption of these guidelines to achieve their required ownership levels. We believe that these guidelines promote the alignment of the long-term interests of our named executive officers with our stockholders.

Clawback Policy

During fiscal 2014, we adopted a clawback policy. In the event we are required to prepare an accounting restatement of our financial results as a result of a material noncompliance by us with any financial reporting requirement under the federal securities laws, we will have the right to use reasonable efforts to recover from any current or former executive officers the executive officers who received incentive compensation (whether cash or equity) from us during the three-year fiscal period preceding the date on which we were required to prepare the accounting restatement, any excess incentive compensation awarded as a result of the misstatement. This policy is effective for financial statements for periods beginning on or after May 1, 2013. This Policy is administered by the Compensation Committee. Once final rules are adopted by the SEC regarding clawback requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we will review this policy and make any amendments as necessary to comply with the new rules.

This clawback policy applies to cash and stock-based incentive compensation programs implemented in fiscal 2013, as well as to our 2013 Incentive Stock Plan and our 2013 162(m) Incentive Bonus Plan.

Derivative Trading and Hedging

We have a policy prohibiting our directors and officers, including our executive officers, and any family member residing in the same household, from engaging in derivatives trading and hedging involving our securities or hedging or margining our common stock.

Tax and Accounting Considerations

Deductibility of Executive Compensation

We take into account the tax effect of our compensation policies and programs. Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, currently limits the deductibility for federal income tax purposes of compensation in excess of $1.0 million paid to each of any publicly held corporation’s chief executive officer and three other most highly compensated executive officers (excluding the principal financial officer). We may deduct certain types of compensation paid to any of these individuals only to the extent that such compensation during any fiscal year does not exceed $1.0 million. Qualifying performance-based compensation is not subject to the deduction limits if certain requirements are met.

When reasonably practicable, the Compensation Committee seeks to qualify the variable incentive compensation paid to our executive officers for the “performance-based compensation” exemption from the deductibility limit. The Compensation Committee, however, may, in its judgment, authorize compensation payments that do not comply with an exemption from the deductibility limit when it believes that such payments are in the best interests of our company and our stockholders, such as, for example, when the Compensation Committee believes it appropriate in order to attract or retain executive talent. The Compensation Committee will continue to exercise its judgment to determine whether or not to grant compensation that satisfies deductibility requirements of Section 162(m) of the Code, while also determining the most appropriate design and delivery of executive compensation programs to our executive officers.

Taxation of “Parachute” Payments

Sections 280G and 4999 of the Code, or Sections 280G and 4999, provide that executive officers and directors and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of a company that exceeds certain prescribed limits, and that the company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We did not provide any executive officer, including any named executive officer, with a “gross-up” or other reimbursement payment for any tax liability that the executive officer might owe as a result of the application of

Sections 280G and 4999 during fiscal 2014, and we have not agreed and are not otherwise obligated to provide any executive officer with such a “gross-up” or other reimbursement.

Accounting for Stock-Based Compensation

We account for stock-based employee compensation arrangements in accordance with the provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 718 “Compensation – Stock Compensation,” or ASC Topic 718. ASC Topic 718 requires companies to measure the compensation expense for all stock-based payment awards made to employees and directors, including stock options and deferred stock units, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award. In determining stock-based compensation, the Compensation Committee considers the potential expense of these awards under ASC Topic 718 and the impact on our company.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement and, based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

John B. Furman, Chairman

Barry Monheit

I. Marie Wadecki

EXECUTIVE COMPENSATION

Fiscal 2014 Summary Compensation Table

The following table sets forth, for the fiscal years ended April 30, 2014, 2013, and 2012, information with respect to compensation for services in all capacities to us and our subsidiaries earned by our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers (collectively, our “named executive officers”).

Name and Principal Position	Year	Salary		Bonus (1)		Stock Awards (2)		Option Awards (3)		Non-Equity Incentive Plan Compensation (4)		All Other Compensation (5)		Total (6)
P. James Debney President and Chief Executive Officer	2014 2013 2012	$ $ $	537,500 499,808 404,433		– – –	$ $ $	2,811,670 1,940,050 554,400	$ $	– 1,466,924 550,700	$ $ $	1,450,062 1,000,000 508,050	$ $ $	74,005 514,098 48,145	$ $ $	4,873,237 5,420,880 2,065,728
Jeffrey D. Buchanan Executive Vice President, Chief Financial Officer, and Treasurer	2014 2013 2012	$ $ $	341,250 324,885 294,996	$ $	– 15,000 20,000	$ $ $	1,218,525 531,325 305,676	$	– – 280,282	$ $ $	690,465 487,500 249,788	$ $ $	86,268 56,351 31,328	$ $ $	2,336,508 1,415,061 1,182,071
Robert J. Cicero Vice President, General Counsel, Chief Compliance Officer, and Secretary	2014 2013 2012	$ $ $	275,000 248,006 120,016	$ $	– 25,000 25,000	$ $ $	622,270 352,973 67,620	$	– – 129,591	$ $ $	482,230 150,000 40,649	$ $ $	53,502 20,660 7,708	$ $ $	1,433,002 796,639 390,585
Mark P. Smith Vice President, Manufacturing and Supply Chain Management	2014 2013 2012	$ $ $	262,500 245,978 229,892		– – –	$ $ $	622,270 344,685 125,580	$	– – 244,302	$ $ $	460,310 250,000 129,774	$ $ $	51,166 51,971 51,066	$ $ $	1,396,246 892,634 780,614
Michael J. Brown Vice President, U.S. Sales	2014 2013 2012	$ $ $	262,500 245,760 227,279		– – –	$ $ $	622,270 344,685 96,600	$	– – 245,142	$ $ $	460,310 250,000 129,158	$ $ $	52,440 55,668 20,600	$ $ $	1,397,520 896,113 718,779

(1)

Mr. Buchanan received a sign-on bonus in fiscal 2011 of $50,000 in connection with his joining our company, of which $10,000 was immediately payable and the remaining $40,000 was payable in 24 equal monthly installments, including $15,000 that was paid during fiscal 2013, $20,000 that was paid during fiscal 2012, and $5,000 that was paid during fiscal 2011. Mr. Cicero received a sign-on bonus in fiscal 2012 of $50,000 in connection with his joining our company, of which $25,000 was paid immediately upon hire and the remaining $25,000 was paid in fiscal 2013 on the first anniversary of his date of hire.

(2)

The amounts shown in this column represent the grant date fair value for PSUs and RSUs granted to the named executive officers during the covered year calculated in accordance with FASB ASC Topic 718 “Compensation—Stock Compensation,” excluding the effect of forfeitures. The assumptions used in determining the grant date fair value of these awards are set forth in Note 16 to our consolidated financial statements, which are included in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended April 30, 2014. For further information on these awards, see “Compensation Discussion and Analysis — Fiscal 2014 Compensation — Long-Term Stock-Based Incentive Compensation” and “Fiscal 2014 Grants of Plan-Based Awards” below and the narrative discussion that follows. Stock awards shown for Mr. Debney for fiscal 2013 include the 100,000 RSUs granted to Mr. Debney as part of the replacement compensation discussed under “Certain Equity Grants to Mr. Debney” above.

(3)

The amounts shown in this column represent the grant date fair value for stock options granted to the named executive officers during the covered year calculated in accordance with FASB ASC Topic 718 “Compensation—Stock Compensation,” excluding the effects of forfeitures. The assumptions used in determining the grant date fair value of these awards are set forth in Note 16 to our consolidated financial statements, which are included in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended April 30, 2014. For further information on these awards, see “Compensation Discussion and Analysis

— Fiscal 2014 Compensation — Long-Term Stock-Based Incentive Compensation” and “Fiscal 2014 Grants of Plan-Based Awards” below and the narrative discussion that follows. The amount shown for fiscal 2012 for Mr. Debney reflects a reduction for the 294,000 stock options that we determined were not validly granted as discussed under “Certain Equity Grants to Mr. Debney” above. The amount shown for fiscal 2013 for Mr. Debney includes 294,000 stock options granted to him as part of the replacement compensation discussed under “Certain Equity Grants to Mr. Debney” above. These options have vesting schedules and maximum terms identical to the vesting schedules and maximum terms of the excess stock options.

(4)

The amounts shown in this column constitute payments made under our 2014, 2013, and 2012 Annual Performance-Based Cash Incentive Compensation Program. These amounts were calculated and paid to our named executive officers in the fiscal year following when they were earned. For a description of our 2014 Annual Performance-Based Cash Incentive Compensation Program and amounts earned thereunder see “Compensation Discussion and Analysis — Fiscal 2014 Compensation — Annual Performance-Based Cash Incentive Compensation.”

(5)	Reference is made to footnote 7 below.

(6)	The dollar value in this column for each named executive officer represents the sum of all compensation reflected in the previous columns.

(7)	All Other Compensation is comprised of the following for fiscal 2014:

Name	Car Allowance	Reimbursement for Insurance Premiums (7a)		Matching Contributions to Defined Contribution Plan	Payments Under Profit Sharing Plan (7b)	Other	Total
P. James Debney	$12,000	$18,002	(7c)	$4,962	$38,250	$791	$74,005
Jeffrey D. Buchanan	$12,000	$4,210		$4,725	$38,250	$27,083	$86,268
Robert J. Cicero	$10,800	$2,836		$1,587	$38,250	$29	$53,502
Mark P. Smith	$10,800	$2,116		–	$38,250	–	$51,166
Michael J. Brown	$10,800	$3,333		–	$38,250	$57	$52,440

(7a)	Except as otherwise indicated, the amounts shown in this column consist of reimbursement of disability insurance premiums.

(7b)

Profit sharing amounts earned in fiscal 2014 that exceed the 401(k) maximum contribution limit will be contributed to the Nonqualified Supplemental Deferred Compensation Plan upon payout in fiscal 2015. For further information, see “Retirement Plans — Nonqualified Supplement Deferred Compensation Plan” below.

(7c)	Consists of reimbursement of premiums for disability insurance ($6,747), healthcare insurance ($4,187), and a $5.0 million term life insurance policy ($7,068).

Fiscal 2014 Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards to our named executive officers during the fiscal year ended April 30, 2014.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Option Awards: Number of Shares of Stocks or Units(#)		All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (3)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
P. James Debney	07/02/2013	–	–	–	–	–	–	100,000	(4)	–	–	$997,000
	04/29/2014	–	–	–	–	–	–	48,500	(5)	–	–	$737,685
	04/29/2014	–	–	–	–	58,500	117,000	–		–	–	$1,076,985
Jeffrey D. Buchanan	07/02/2013	–	–	–	–	–	–	50,000	(4)	–	–	$498,500
	04/29/2014	–	–	–	–	–	–	19,500	(5)	–	–	$296,595
	04/29/2014	–	–	–	–	23,000	46,000	–		–	–	$423,430
Robert J. Cicero	07/02/2013	–	–	–	–	–	–	25,000	(4)	–	–	$249,250
	04/29/2014	–	–	–	–	–	–	10,000	(5)	–	–	$152,100
	04/29/2014	–	–	–	–	12,000	24,000	–		–	–	$220,920
Mark P. Smith	07/02/2013	–	–	–	–	–	–	25,000	(4)	–	–	$249,250
	04/29/2014	–	–	–	–	–	–	10,000	(5)	–	–	$152,100
	04/29/2014	–	–	–	–	12,000	24,000	–		–	–	$220,920
Michael J. Brown	07/02/2013	–	–	–	–	–	–	25,000	(4)	–	–	$249,250
	04/29/2014	–	–	–	–	–	–	10,000	(5)	–	–	$152,100
	04/29/2014	–	–	–	–	12,000	24,000	–		–	–	$220,920

(1)

No amounts are reported as all awards for our named executive officers under our 2014 Annual Performance-Based Cash Incentive Compensation Program have been paid, and the actual amounts paid are set forth in the Fiscal 2014 Summary Compensation Table above. Our 2014 Annual Performance-Based Cash Incentive Compensation Program is discussed under “Compensation Discussion and Analysis — Fiscal 2014 Compensation — Annual Performance-Based Cash Incentive Compensation.”

(2)

These PSUs vest based on the relative performance of our common stock against the RUT over the three-year period following the date of grant. For further information on these awards, see “Compensation Discussion and Analysis — Fiscal 2014 Compensation — Long-Term Stock-Based Incentive Compensation.”

(3)

The amounts shown in this column represent the grant date fair value of stock awards calculated in accordance with FASB ASC Topic 718 “Compensation—Stock Compensation,” excluding the effects of forfeitures. The assumptions used in determining the grant date fair value of these awards are set forth in Note 16 to our consolidated financial statements, which are included in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended April 30, 2014.

(4)	One twelfth of the RSUs vest and the underlying shares are deliverable each month following the date of grant.

(5)	One-third of the RSUs vest and the underlying shares of common stock are deliverable on each of April 29, 2015, April 29, 2016, and April 29, 2017.

Outstanding Equity Awards at Fiscal Year-End 2014

The following table sets forth information with respect to outstanding equity awards held by our named executive officers as of April 30, 2014.

		Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (2)
Name	Grant Date (1)	Exercisable	Unexercisable
P.James Debney	11/09/2009	100,000(4)	–	$4.56	11/09/2019	–	–	–	–
	08/02/2010	25,000(4)	–	$3.92	08/02/2020	–	–	–	–
	07/12/2011	16,667(4)	8,333(4)	$3.57	07/12/2021	–	–	–	–
	07/12/2011	25,000(5)	–	$3.57	07/12/2021	–	–	30,000	$460,500
	09/26/2011	166,667(4)	83,333(4)	$2.65	09/26/2021	–	–	–	–
	04/24/2012	–	–	–	–	–	–	100,000	$1,535,000
	04/10/2013	133,333(6)	66,667(6)	$8.89	09/26/2021	46,794(8)	$718,288	–	–
	04/10/2013	62,667(7)	31,333(7)	$8.89	04/24/2022	3,206(9)	$49,212	–	–
	04/26/2013	–	–	–	–	34,666(10)	$532,123	104,000	$1,596,400
	07/02/2013	–	–	–	–	25,000(11)	$383,750
	04/29/2014	–	–	–	–	48,500(10)	$744,475	117,000	$1,795,950
Jeffrey D. Buchanan	09/21/2005	10,000(12)	–	$5.31	09/21/2015	–	–	–	–
	09/18/2006	10,000(12)	–	$12.88	09/18/2016	–	–	–	–
	09/15/2008	10,000(12)	–	$4.44	09/15/2018	–	–	–	–
	09/14/2009	10,000(12)	–	$5.79	09/14/2019	–	–	–	–
	09/27/2010	10,000(12)	–	$3.69	09/27/2020	–	–	–	–
	01/03/2011	200,000(4)	–	$3.73	01/03/2021	–	–	–	–
	07/12/2011	23,267(4)	11,633(4)	$3.57	07/12/2021	–	–	43,200	$663,120
	04/24/2012	26,000(4)	13,000(4)	$7.98	04/24/2022	–	–	42,000	$644,700
	04/26/2013	–	–	–	–	15,333(10)	$235,362	56,000	$859,600
	07/02/2013	–	–	–	–	12,500(11)	$191,875	–	–
	04/29/2014	–	–	–	–	19,500(10)	$299,325	46,000	$706,100
Robert J. Cicero	10/31/2011	–	10,000(4)	$2.95	10/31/2021	–	–	–	–
	04/24/2012	9,334(4)	4,666(4)	$7.98	04/24/2022	–	–	14,000	$214,900
	04/26/2013	–	–	–	–	11,000(10)	$168,850	38,500	$590,975
	07/02/2013	–	–	–	–	6,250(11)	$95,938	–	–
	04/29/2014	–	–	–	–	10,000(10)	$153,500	24,000	$368,400
Mark P. Smith	05/03/2010	3,333(4)	–	$4.59	05/03/2020	–	–	–	–
	07/12/2011	–	6,666(4)	$3.57	07/12/2021	–	–	–	–
	01/04/2012	16,667(4)	8,333(4)	$4.54	01/04/2022	–	–	–	–
	04/24/2012	16,000(4)	8,000(4)	$7.98	04/24/2022	–	–	26,000	$399,100
	04/26/2013	–	–	–	–	11,000(10)	$168,850	38,500	$590,975
	07/02/2013	–	–	–	–	6,250(11)	$95,938	–	–
	04/29/2014	–	–	–	–	10,000(10)	$153,500	24,000	$368,400
Michael J. Brown	08/16/2010	6,666(4)	–	$3.63	08/16/2020	–	–	–	–
	08/16/2010	6,666(4)	–	$3.63	08/16/2020	–	–	–	–
	07/12/2011	6,668(4)	6,666(4)	$3.57	07/12/2021	–	–	–	–
	04/24/2012	26,000(4)	13,000(4)	$7.98	04/24/2022	–	–	20,000	$307,000
	04/26/2013	–	–	–	–	11,000(10)	$168,850	38,500	$590,975
	07/02/2013	–	–	–	–	6,250(11)	$95,938	–	–
	04/29/2014	–	–	–	–	10,000(10)	$153,500	24,000	$368,400

(1)

Generally, awards of stock options and RSUs under our 2004 Incentive Stock Plan vest one-third on each of the first, second, and third anniversaries of the date of grant and awards of PSUs under our 2004 Incentive Stock Plan vest if the relative performance of our common stock exceeds the performance of the RUT or the IXIC over the three-year period following the date of grant. Historically, we have granted annual stock-based incentive compensation during the course of the applicable fiscal year. In fiscal 2012, however, we decided to alter this practice by granting annual stock-based incentive compensation prior to the beginning of each fiscal year. This resulted in two grants of annual stock-based compensation in fiscal 2012 – one grant for fiscal 2012 that occurred in July 2011 and a second grant for fiscal 2013 that occurred in April 2012. Therefore, the awards of stock options for all named executive officers and PSUs for Messrs. Debney and Buchanan with grant dates of July 12, 2011 and April 24, 2012 represent outstanding equity awards that would typically have been made over the course of two fiscal years. For further information on these awards, see “Compensation Discussion and Analysis — Fiscal 2014 Compensation — Long-Term Stock-Based Incentive Compensation.”

(2)

The market value of shares or units of stock that have not vested and unearned equity incentive plan awards is determined by multiplying the closing market price of our common stock at the end of our last completed fiscal year by the number of shares or units of stock or the amount of unearned equity incentive plan awards, as applicable.

(3)

These PSUs vest based on the relative performance of our common stock against the RUT or the IXIC, as applicable, over the three-year period following the date of grant and are reported at the maximum level of award. See “Compensation Discussion and Analysis — Fiscal 2014 Compensation — Long-Term Stock-Based Incentive Compensation.”

(4)	One-third of the options vest on each of the first, second, and third anniversary of the date of grant.

(5)	These stock options vested on July 12, 2012.

(6)

One-third of the options were vested and exercisable on the date of grant and September 26, 2013, and one-third vest and become exercisable on September 26, 2014. The maximum term of the options is September 26, 2021. These options were granted to Mr. Debney as part of the replacement compensation discussed under “Certain Equity Grants to Mr. Debney” above and have a vesting schedule and maximum term identical to the vesting schedule and maximum term of the excess stock options.

(7)

One-third of the options were vested and exercisable on the date of grant and April 24, 2014, and one-third vest and become exercisable on April 24, 2015. These options were granted to Mr. Debney as part of the replacement compensation discussed under “Certain Equity Grants to Mr. Debney” above and have a vesting schedule and maximum term identical to the vesting schedule and maximum term of the excess stock options.

(8)

One-half of the RSUs vested and the related underlying shares were delivered on September 26, 2013 and one-half of the RSUs vest and the related underlying shares are deliverable on September 26, 2014. These RSUs were granted to Mr. Debney as part of the replacement compensation discussed under “Certain Equity Grants to Mr. Debney” above.

(9)

One-half of the RSUs vested and the related underlying shares were delivered on April 24, 2014 and one-half of the RSUs vest and the related underlying shares are deliverable on April 24, 2015. These RSUs were granted to Mr. Debney as part of the replacement compensation discussed under “Certain Equity Grants to Mr. Debney” above.

(10)	One-third of the RSUs vest and the related underlying stock is deliverable on each of the first, second, and third anniversaries of the date of grant.

(11)	One-twelfth of the RSUs vest and the related underlying stock is deliverable each month following the date of grant.

(12)

These stock options were awarded to Mr. Buchanan in connection with his service as a non-employee director of our company from November 2004 until December 2010. For further information on our awards to non-employee directors, see “Director Compensation.”

Option Exercises and Stock Vested in Fiscal 2014

The following table describes, for the named executive officers, the number of shares acquired on the exercise of options and vesting of stock awards and the value realized on exercise of options and vesting of stock awards during the fiscal year ended April 30, 2014.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
P. James Debney	–	–	172,334	$2,089,949
Jeffrey D. Buchanan	25,000	$310,500	45,167	$571,780
Robert J. Cicero	20,000	$211,000	25,000	$319,124
Mark P. Smith	11,667	$116,203	24,250	$310,724
Michael J. Brown	6,666	$68,726	24,250	$310,724

(1)	For option awards, the value realized is computed as the difference between the market price on the date of exercise and the exercise price, multiplied by the number of options exercised.

(2)	For stock awards, the value realized is computed as the market price on the later of the date the restrictions lapse or the delivery date multiplied by the number of shares vested.

Retirement Plans

We maintain the Smith & Wesson Corp. Profit Sharing and Investment Plan, a retirement plan intended to be tax-qualified under Section 401(a) of the Code and under which 401(k), Roth, matching, and discretionary profit sharing contributions are authorized. All profit sharing contributions vest immediately and all matching contributions vest 50% after one year and 100% after two years. The plan covers substantially all of our employees, including our executive officers, subject to meeting applicable eligibility requirements.

Employees become eligible to make 401(k) and Roth contributions and to receive matching contributions on the first day of the month after their date of hire. Subject to certain Code limitations, the plan permits non-highly compensated employees to make 401(k) and Roth contributions of up to 100% of their eligible compensation and highly compensated employees to make 401(k) and Roth contributions of up to 9% of their eligible compensation. Subject to certain Code limitations, we make discretionary matching contributions with respect to our employees’ 401(k) and Roth contributions. For the plan years ended April 30, 2014, 2013, and 2012, we made matching contributions equal to 50% of participants’ 401(k) and Roth contributions of up to 3% of their eligible compensation.

Employees become eligible to receive profit sharing contributions on the first day of the plan year subsequent to when they complete one year of eligibility service, and must be employed on the last day of the plan year, in order to receive a profit sharing contribution, if any, for that plan year. For the year ended April 30, 2014, we made profit sharing contributions equal to 15% of the operating profit of Smith & Wesson Corp. Operating profit under the plan is defined as income before interest, accruals in excess of cash payments for certain litigation, and state and federal income taxes. Profit sharing contributions are allocated to eligible participants in proportion to their eligible compensation (subject to certain Code limitations).

Pension Benefits

We do not offer any defined benefit pension plan to any of our executive officers.

Nonqualified Deferred Compensation

Our Nonqualified Supplemental Deferred Compensation Plan was adopted by our Board of Directors in December 2013 to be effective as of March 1, 2014. The plan is an unfunded deferred compensation plan that is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder. The plan provides deferred compensation benefits to a select group of management or highly compensated employees, as selected (in each case) by our company and participating affiliates.

The plan allows participants to prospectively elect to defer up to 50% of base salary and up to 100% of certain cash bonuses. In the event that salary deferred into the Smith & Wesson Corp. Profit Sharing and Investment Plan, or the 401(k) Plan, must be returned to participants under the Code’s 401(k) rules, a comparable amount of salary will automatically be deferred into the plan on their behalf. In addition, our company and participating affiliates will make non-elective contributions to the extent necessary to compensate participants for the amount of their “profit sharing” contribution that cannot be made to the 401(k) Plan due to the limitations of Section 415 of the Code. Additional discretionary non-elective contributions may also be made. Participant deferrals and non-elective contributions are at all times 100% vested.

A participant’s deferrals and non-elective contributions are credited to a deferred compensation account and held in a “rabbi trust” until the occurrence of an applicable distributable event. All of the assets of the rabbi trust will be subject to the claims of creditors of our company and participating affiliates, as applicable. The distributable events include the following:

•	separation from service with our company and its affiliates;

•	death;

•	disability;

•	specified time designated by the participant in his or her deferral agreement;

•	a change in control of our company; and

•	unforeseeable emergencies.

Distributable amounts are paid in the form of a lump sum cash payment or, for certain distributions, in a fixed number of cash installment payments, as elected by the participant.

A menu of investment options will be made available to participants to determine the amount of earnings, gains, or losses to be credited to their accounts under the plan. Each participant will be able to select from such investment options, the investment options to be used to determine the earnings, gains, and losses to be credited to the deferred amounts. We are not required to invest a participant’s account in the investment options selected because they are used only for purposes of determining the earnings, losses, and gains to be credited to a participant’s account. We retain the discretion to amend or terminate the plan at any time (provided no such action affects a participant’s right to receive the full amount of his or her account balance).

During fiscal 2014, none of our named executive officers contributed to our Nonqualified Supplemental Deferred Compensation Plan. However, profit sharing amounts earned in fiscal 2014 that exceed the 401(k) maximum contribution limit will be contributed to the Nonqualified Supplemental Deferred Compensation Plan upon payout in fiscal 2015.

The following table sets forth, for the named executive officers, the amount of contributions that will be made to the Nonqualified Supplemental Deferred Compensation Plan in fiscal 2015 related to profit sharing amounts earned in fiscal 2014 that will be paid in fiscal 2015 and exceed the 401(k) maximum contribution limit.

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
P. James Debney	$1,135	–	–	–	$1,135
Jeffrey D. Buchanan	–	–	–	–	–
Robert J. Cicero	–	–	–	–	–
Mark P. Smith	–	–	–	–	–
Michael J. Brown	–	–	–	–	–

Employment Agreements and Severance Arrangements with Our Named Executive Officers

Employment Agreements

We and Mr. Debney are parties to an amended and restated employment agreement dated as of September 26, 2011, which is referred to as the Employment Agreement. The Employment Agreement provides for the continued employment of Mr. Debney as the President and Chief Executive Officer of our company. Under the terms of the Employment Agreement, Mr. Debney is entitled to an annual base salary of $450,000 (subject to annual review by our Board of Directors), which was increased to $537,500 early in fiscal 2014. Mr. Debney also is eligible to participate in our executive compensation programs, to receive an annual cash bonus and annual grants of stock-based awards, each as determined by our Board of Directors or committee thereof. Mr. Debney is eligible to participate in other standard health, welfare, and retirement benefits, including group health, pension, retirement, vacation, and expense reimbursement plans, to participate in such other plans, programs, or benefits as may from time to time be provided to other executive employees of our company, and to receive certain other perquisites, including a car allowance, the reimbursement of reasonable insurance premiums for disability, medical and hospitalization insurance, and company-paid premiums on a term life insurance policy.

Pursuant to his Employment Agreement, if we terminate Mr. Debney’s employment without Good Cause, other than in connection with a Change in Control, or Mr. Debney terminates his employment for Good Reason (each as defined in the Employment Agreement), he will receive certain payments and benefits, subject to the terms and conditions set out in his Employment Agreement. These payments and benefits include continuation of base salary, periodic payments equal in the aggregate to the average of the cash incentive bonuses paid to him for each of the preceding two fiscal years, payment of a pro rata portion of his cash incentive bonus, reimbursement for the cost of healthcare continuation coverage for him and his eligible dependents, continued payment of his car allowance, a stipend for secretarial coverage, continued payment of life insurance premiums, and the ability to exercise his vested options for up to nine months following termination. These payments and benefits are described below under “Potential Payments Upon Termination or Change in Control.”

Mr. Debney’s Employment Agreement also provides that, in the event of a Change in Control, Mr. Debney at his option and upon written notice to us, may terminate his employment, unless (i) the provisions of the Employment Agreement remain in full force and effect and (ii) Mr. Debney suffers no reduction in his status, duties, authority, or compensation following the Change in Control. Mr. Debney’s rights under this provision will be triggered if, following a Change in Control, (a) he is not the chief executive officer of the company that succeeds to our business; (b) such company’s stock is not listed on a national stock exchange; or (c) such company terminates Mr. Debney’s employment or reduces his status, duties, authority, or compensation within one year of the Change in Control. If Mr. Debney is eligible to and does exercise his right as described above to terminate his employment in connection with a Change in Control, he will receive certain payments and benefits, subject to the terms and conditions set out in his Employment Agreement. These payments and benefits include continuation of base salary, periodic payments equal in the aggregate to the average of the cash incentive bonuses paid to him for each of the preceding two fiscal years, payment of a pro rata portion of his cash incentive bonus, reimbursement for the cost of healthcare continuation coverage for him and his eligible dependents, continued payment of his car allowance, continued payment of life insurance premiums, vesting of unvested stock-based compensation held by Mr. Debney in his capacity as an employee of our company, and the ability to exercise his vested options for up to nine months following termination. These payments and benefits are described below under “Potential Payments Upon Termination or Change in Control.”

The Employment Agreement also prohibits Mr. Debney from competing with our company for a period equal to the longer of 12 months, or any period during which Mr. Debney receives cash severance pursuant to the terms of the Employment Agreement, and prohibits Mr. Debney from soliciting or hiring our personnel or employees for a period of 24 months following the termination of his employment with our company, regardless of the reason therefor.

Severance Agreements

Effective January 3, 2011, we entered into a severance and change in control agreement, which is referred to as the Severance Agreement, with Mr. Buchanan. Pursuant to his Severance Agreement, if we terminate Mr. Buchanan’s employment without Good Cause, other than in connection with a Change in Control, or Mr. Buchanan terminates his employment for Good Reason (each as defined in the Severance Agreement), Mr. Buchanan will receive certain payments and benefits, subject to the terms and conditions set out in his Severance Agreement. These payments and benefits include continuation of base salary and payment of a pro rata portion of his cash incentive bonus. These payments and benefits are described below under “Potential Payments Upon Termination or Change in Control.”

Mr. Buchanan’s Severance Agreement also provides that, in the event of a Change in Control, Mr. Buchanan, at his option and upon written notice to us, may terminate his employment, unless (i) the provisions of the Severance Agreement remain in full force and effect and (ii) Mr. Buchanan suffers no reduction in his status, duties, authority, or compensation following the Change in Control. Mr. Buchanan’s rights under this provision will be triggered if, following the Change in Control, (a) he is not the chief financial officer of the company that succeeds to our business; (b) such company’s common stock is not listed on a national stock exchange; (c) such company terminates Mr. Buchanan or in any material respect reduces his status, duties, authority, or base compensation within one year of such Change in Control; or (d) as a result of such Change in Control, Mr. Buchanan is required to relocate out of Springfield, Massachusetts (or surrounding areas). If Mr. Buchanan is eligible to and does exercise his right as described above to terminate his employment in connection with a change in control, he will receive certain payments and benefits, subject to the terms and conditions set out in his Severance Agreement. These payments and benefits include continuation of base salary, payment of a lump sum equal to the average of the cash incentive bonuses paid to him for each of the preceding two fiscal years, and vesting of unvested stock-based compensation held by Mr. Buchanan in his capacity as an employee of our company. These payments and benefits are described below under “Potential Payments Upon Termination or Change in Control.”

Our obligations under the Severance Agreement are contingent upon Mr. Buchanan executing (and not revoking during any applicable revocation period) and not violating any provision of a valid and enforceable full and unconditional release of all claims against us. The Severance Agreement also prohibits Mr. Buchanan from competing with our company for a period of 12 months and from soliciting or hiring our personnel or employees for a period of 24 months following the termination of his employment with our company for any reason.

Other Severance Arrangements

On July 2, 2013, we adopted the Smith & Wesson Holding Corporation Executive Severance Pay Plan, which is referred to as the Executive Severance Plan, for the benefit of any officer of our company or any officer of an affiliate that is selected by the plan administrator (currently, the Compensation Committee) in its sole and absolute discretion. At all times Messrs. Debney and Buchanan have been and continue to be covered under their Employment Agreement and Severance Agreement, respectively. Accordingly, Messrs. Debney and Buchanan are not covered under the Executive Severance Plan. Our executive officers other than Messrs. Debney and Buchanan are the only current participants in the Executive Severance Plan, including Messrs. Cicero, Smith, and Brown.

Pursuant to the Executive Severance Plan, if we terminate a participating executive without Good Cause (other than due to death or disability) or a participating executive resigns for Good Reason (each as defined in the Executive Severance Plan), he or she will receive certain payments and benefits, subject to the terms and conditions set out in the Executive Severance Plan. These payments and benefits include continuation of base salary, payment of a pro rata portion of his or her cash incentive bonus, and reimbursement for the cost of healthcare continuation coverage for the participating executive and his or her eligible dependents. These payments and benefits are described below under “Potential Payments Upon Termination or Change in Control.”

In addition, if we terminate a participating executive during a Potential Change in Control Protection Period or Change in Control Protection Period or a participating executive resigns following an Adverse Change in Control Effect (each as defined in the Executive Severance Plan), he or she will receive certain payments and benefits, subject to the terms and conditions set out in the Executive Severance Plan. These payments and benefits include continuation of base salary, a lump sum cash payment equal to the average of the cash incentive bonuses paid to the executive for each of the preceding two fiscal years, vesting of all stock-based compensation granted to the executive after the effective date of the Executive Severance Plan in his or her capacity as an employee of our company, and reimbursement for the cost of healthcare continuation coverage for the participating executive and his or her eligible dependents. These payments and benefits are described below under “Potential Payments Upon Termination or Change in Control.”

Our obligations under the Executive Severance Plan are contingent upon (i) the participating executive executing (and not revoking during any applicable revocation period) and not violating any provision of a valid and enforceable full and unconditional release of all claims against us or any of our affiliates, and (ii) the participating executive’s full compliance with any and all non-competition, non-solicitation, and similar agreements by which the participating executive was bound as of the effective date of his or her termination or resignation.

Potential Payments Upon Termination or Change in Control

Termination by Us Without Good Cause or by the Executive with Good Reason – No Change in Control

Mr. Debney

Pursuant to his Employment Agreement, if we terminate Mr. Debney’s employment without Good Cause, other than in connection with a Change in Control, death or Disability, or Mr. Debney terminates his employment for Good Reason, he will receive the following payments and benefits, subject to the terms and conditions set out in his Employment Agreement:

•

Cash Severance.  For a period of 18 months after such termination, the sum of his base salary and an amount equal to the average of the cash bonus paid to him for each of the two fiscal years immediately preceding his termination.

•

Pro-rated Cash Bonus.  A pro-rated cash bonus for the fiscal year in which notice of termination is given, based on the performance goals actually achieved for such fiscal year as determined by our Board of Directors in its sole discretion, and paid at the time such bonuses are paid to our other executives.

•	Healthcare Coverage. For a period of 18 months after such termination, payment of premiums for healthcare coverage, to the extent of his participation in such coverage at the date of termination.

•	Car Allowance. For a period of 18 months after such termination, his $1,000 per month car allowance.

•	Secretarial Support. For a period of 36 months after such termination, a cash payment in the amount of $10,000 per 12-month period for post-termination secretarial support.

•	Life Insurance Premiums. For a period of 36 months after such termination, payment of premiums on any then-existing life insurance policy provided by our company, up to an annual premium of $20,000.

•

Stock Options.  Any stock options that are vested as of the date of such termination will remain exercisable for nine months following such termination, but in no event, beyond their original term. All unvested options will be cancelled.

Mr. Buchanan

Pursuant to his Severance Agreement, if we terminate Mr. Buchanan’s employment without Good Cause, other than in connection with a Change in Control, or Mr. Buchanan terminates his employment for Good Reason, Mr. Buchanan will receive the following payments and benefits, subject to the terms and conditions set out in his Severance Agreement:

•	Cash Severance. His base salary for a period of 12 months after such termination.

•

Pro-rated Cash Bonus.  A portion of the cash bonus deemed by the Compensation Committee in its sole discretion to be earned. The bonus will be pro-rated for the period commencing on the first day of the fiscal year for which the cash bonus is calculated and ending on the effective date of termination and will be paid at the time such bonuses are paid to our other executives.

Messrs. Cicero, Brown, and Smith

Pursuant to the Executive Severance Plan, if we terminate Mr. Cicero’s, Mr. Brown’s, or Mr. Smith’s employment without Good Cause, other than in connection with a Change in Control, death, or disability, or any of them terminates his employment for Good Reason, each executive will receive the following payments and benefits, subject to the terms and conditions set out in the Executive Severance Plan:

•	Cash Severance. His base salary for a period of 26 weeks.

•

Pro-rated Cash Bonus.  A portion of the cash bonus earned in accordance with the applicable bonus plan. The bonus will be pro-rated for the period commencing on the first day of the fiscal year for which the cash bonus is calculated and ending on the effective date of termination, and will be paid at the time such bonuses are paid to our other executives.

•

Healthcare Coverage.  In the event the executive elects such coverage, reimbursement for the cost of continuation coverage pursuant to COBRA for a period of 26 weeks for the executive and his eligible dependents.

Termination or Resignation in Connection with a Change in Control

Mr. Debney

If Mr. Debney is eligible to and does exercise his right as described above to terminate his employment in connection with a Change in Control, he will receive the following payments and benefits, subject to the terms and conditions set out in his Employment Agreement:

•

Cash Severance. His base salary for a period of 24 months after such termination, and an amount equal to the average of the cash bonus paid to him for each of the two fiscal years immediately preceding his termination, paid over 18 months following such termination.

•

Pro-rated Cash Bonus.  A pro-rated cash bonus for the fiscal year in which notice of termination is given, based on the performance goals actually achieved for such fiscal year as determined by our Board of Directors in its sole discretion, and paid at the time such bonuses are paid to our other executives.

•	Car Allowance. His $1,000 per month car allowance for a period of 24 months after such termination.

•

Healthcare Coverage.  At our option, either (x) payment of premiums for healthcare coverage for a period equal to 24 months, to the extent of his participation in such coverage at the date of termination, or (y) reimbursement for COBRA premiums for such coverage through the earlier of 24 months or the COBRA eligibility period.

•	Life Insurance Premiums. Payment of premiums on any then-existing life insurance policy provided by our company, for a period of 36 months after such termination, up to an annual premium of $20,000.

•

Stock-Based Awards.  All unvested stock-based compensation held by Mr. Debney in his capacity as an employee on the effective date of the termination and subject to acceleration under the provisions of his Employment Agreement (including the stock options granted to Mr. Debney in fiscal 2012 and 2013) will vest as of the effective date of such termination. Stock options will remain exercisable for nine months following termination, but in no event, beyond their original term.

In addition, certain stock-based compensation held by Mr. Debney in his capacity as an employee that is not subject to the provisions of his Employment Agreement, will vest on a qualifying termination of employment following a Change in Control, as defined in the applicable award agreement (including the RSUs and PSUs granted to Mr. Debney in fiscal 2013 and 2014).

Mr. Buchanan

If Mr. Buchanan is eligible to and does exercise his right as described above to terminate his employment in connection with a Change in Control, he will receive the following payments and benefits, subject to the terms and conditions set out in his Severance Agreement:

•

Cash Severance.  His base salary for a period of 18 months after such termination, and an amount equal to the average of the cash bonus paid to him for each of the two fiscal years immediately preceding his termination, which will be paid upon the effective date of such termination.

•

Stock-Based Awards.  All unvested stock-based compensation held by Mr. Buchanan in his capacity as an employee on the effective date of the termination and subject to acceleration under the provisions of his Severance Agreement will vest as of the effective date of such termination.

In addition, certain stock-based compensation held by Mr. Buchanan in his capacity as an employee that is not subject to the provisions of his Severance Agreement, will vest on a qualifying termination of employment following a Change in Control, as defined in the applicable award agreement (including the RSUs and PSUs granted to Mr. Buchanan in fiscal 2013).

Messrs. Cicero, Brown, and Smith

Pursuant to the Executive Severance Plan, if (i) we terminate Mr. Cicero’s, Mr. Brown’s, or Mr. Smith’s employment during a Potential Change in Control Protection Period or Change in Control Protection Period or (ii) any of them resigns following an Adverse Change in Control Effect, he will receive the following payments and benefits, subject to the terms and conditions set out in the Executive Severance Plan:

•

Cash Severance.  His base salary for a period of 52 weeks and a lump sum cash payment equal to the average of the cash bonuses paid to the executive for each of the two fiscal years immediately preceding the termination or resignation.

•

Stock-Based Compensation.  We will vest all unvested stock-based compensation held by the executive at the time of the termination or resignation that was granted to the executive in his or her capacity as an employee after the effective date of the Executive Severance Plan.

•

Healthcare Coverage.  In the event the executive elects such coverage, reimbursement for the cost of continuation coverage pursuant to COBRA for a period of 52 weeks, for the executive and his or her eligible dependents.

In addition, certain stock-based compensation held by the executive that is not subject to the provisions of the Executive Severance Plan, will vest on a qualifying termination of employment following a Change in Control, as defined in the applicable award agreement (including the RSUs and PSUs granted in fiscal 2013).

Termination for Good Cause or Resignation without Good Reason

Mr. Debney

Other than as provided to our salaried employees generally, including amounts accrued but unpaid at the time of termination, Mr. Debney is not eligible to receive any additional payments or benefits if his employment is terminated by us for Good Cause.

In addition to those payments and benefits provided to our salaried employees generally, including amounts accrued but unpaid at the time of termination, if Mr. Debney’s employment is terminated by him without Good Reason, he will receive the following payments and benefits, subject to the terms and conditions set out in his Employment Agreement:

•

Life Insurance Premiums.  Provided that he terminates his employment with at least six months advance notice, payment of premiums for a period of 36 months after such termination on any then-existing life insurance policy provided by our company, up to an annual premium of $20,000.

Messrs. Buchanan, Cicero, Brown, and Smith

Other than as provided to our salaried employees generally, including amounts accrued but unpaid at the time of termination, none of Messrs. Buchanan, Cicero, Brown, or Smith is eligible to receive any additional payments or benefits if his employment is terminated by us for Good Cause or by him without Good Reason.

Termination by Reason of Death

Mr. Debney

In addition to those payments and benefits provided to our salaried employees generally, including amounts accrued but unpaid at the time of termination and through life insurance, if Mr. Debney’s employment is terminated by reason of his death, he will receive the following payments and benefits, subject to the terms and conditions set out in his Employment Agreement:

•

Pro-rated Cash Bonus.  A pro-rated cash bonus for the fiscal year in which termination by reason of death occurs, based on the performance goals actually achieved for such fiscal year as determined by our Board of Directors in its sole discretion, and paid at the time such bonuses are paid to our other executives.

Messrs. Buchanan, Cicero, Brown, and Smith

Other than as provided to our salaried employees generally, including amounts accrued but unpaid at the time of termination and through life insurance, none of Messrs. Buchanan, Cicero, Brown, or Smith is eligible to receive any payments or benefits if his employment is terminated by reason of his death.

Termination by Reason of Disability

Mr. Debney

In addition to those payments and benefits provided to our salaried employees generally, including amounts accrued but unpaid at the time of termination and through disability insurance, if Mr. Debney’s employment is terminated by reason of his Disability (as defined in his Employment Agreement), he will receive the following payments or benefits, subject to the terms and conditions set out in his Employment Agreement:

•

Pro-rated Cash Bonus.  A pro-rated cash bonus for the fiscal year in which notice of termination is given, based on the performance goals actually achieved for such fiscal year as determined by our Board of Directors in its sole discretion, and paid at the time such bonuses are paid to our other executives.

•	Life Insurance Premiums. Payment of premiums on any then-existing life insurance policy provided by our company, for a period of 36 months after such termination, up to an annual premium of $20,000.

Messrs. Buchanan, Cicero, Brown, and Smith

Other than as provided to our salaried employees generally, including amounts accrued but unpaid at the time of termination and through disability insurance, none of Messrs. Buchanan, Cicero, Brown, or Smith is eligible to receive any payments or benefits if his or employment is terminated by reason of his disability.

Potential Payments Upon a Change in Control Without Termination or Resignation

Some stock-based awards held by our named executive officers may vest upon a “Change in Control” (as defined under our 2004 Incentive Stock Plan), without a termination or resignation. Stock-based awards that are subject to these provisions on a Change in Control are identified in the tables below. Certain stock options vest and become exercisable on a Change in Control that is not approved by our Board of Directors. We did not grant options to any of our named executive officers during fiscal 2014. Consistent with our double-trigger philosophy, our Compensation Committee has determined that this provision will not be included in any option granted to a named executive officer in the future. For certain pre-2013 PSUs, if there is a Change in Control (as defined in our 2004 Incentive Stock Plan) prior to the end of the stated performance period, the performance period will end on the date of the Change in Control and the PSUs will vest, if at all, only to the extent the original performance objectives are achieved, measured as of the date of the Change in Control. Consistent with our double-trigger philosophy, our Compensation Committee has determined that PSU awards (including PSUs granted in 2013 and 2014) will now contain provisions providing that the PSUs will convert into a number of RSUs based on the achievement of the original performance objectives as of the date of the Change in Control (as defined in the applicable award agreements) and those RSUs will remain unvested until the earlier of (i) a qualifying termination of employment or (ii) the original vesting date.

The following tables set forth certain information regarding potential payments and other benefits that would be payable to each of our named executive officers, upon termination of employment or a Change in Control of our company. Except as stated otherwise below, the tables below assume that the termination or, where applicable, the Change in Control event took place on April 30, 2014.

P. James Debney

Executive Benefits	Termination Not for Cause or Resignation with Good Reason		Termination in Connection with a Qualifying Change in Control		Voluntary Termination Other than with Good Reason		Death		Disability
Cash Severance	$2,031,281	(1)	$2,300,031	(1)	–		–		–
Bonus	$1,450,062	(2)	$1,450,062	(2)	–		$1,450,062	(2)	$1,450,062	(2)
Health and Welfare Benefits	$87,341	(3)	$96,455	(3)	$60,000	(4)	$5,000,000	(5)	$60,000	(6)
Other Benefits	$48,000	(7)	$24,000	(8)	–		–		–
Equity Treatment	–		$7,809,313	(9)	–		–		–

(1)

Includes continuation of base salary paid out over 18 months (not in connection with a Change in Control) or 24 months (in connection with a Change in Control), respectively, and an amount equal to the average of Mr. Debney’s cash bonus paid for each of the two fiscal years immediately preceding his termination ($1,225,031), paid out over 18 months.

(2)

Includes the earned cash bonus based on the performance goals actually achieved for fiscal 2014, which earned cash bonus was paid for fiscal 2014. These amounts will be paid pursuant to the terms of the 2014 Annual Performance-Based Cash Incentive Compensation Program, as set forth in the Fiscal 2014 Summary Compensation Table under “Non-Equity Incentive Plan Compensation.” Payout of these amounts is not dependent upon termination of employment or a Change in Control of our company.

(3)	Includes reimbursement of premiums for health insurance and disability insurance, and premiums paid by the company on a $5.0 million term life insurance policy.

(4)

If Mr. Debney provides us with more than six months advance notice of his voluntary termination of employment, we will continue to pay the life insurance premiums on any then-existing life insurance policy provided by our company, up to an annual premium of $20,000 for 36 months following the termination of his employment.

(5)	Includes the death benefit payable under a $5.0 million term life insurance policy. This money is not paid from our company’s assets.

(6)

Includes continued payment of life insurance premiums on any then-existing life insurance policy provided by our company, up to an annual premium of $20,000, for 36 months following the termination of his employment.

(7)

Includes a $10,000 cash payment per 12-month period for secretarial support, for a period of 36 months following Mr. Debney’s termination of employment, and a $1,000 per month car allowance for 18 months.

(8)	Includes a $1,000 per month car allowance for 24 months.

(9)

Includes $4,657,322 representing the market value of unvested equity awards that would become fully vested upon a termination or resignation in connection with a qualifying Change in Control and $3,151,991 representing the market value of unvested equity awards that could become fully vested upon a qualifying Change in Control without a termination or resignation. See “Executive Compensation—Potential Payments Upon a Change in Control Without Termination or Resignation.”

Jeffrey D. Buchanan

Executive Benefits	Termination Not for Cause or Resignation with Good Reason		Termination in Connection with a Qualifying Change in Control
Cash Severance	$341,250		$1,100,858	(10)
Bonus	$690,465	(2)	$690,465	(2)
Health and Welfare Benefits	–		–
Other Benefits	–		–
Equity Treatment	–		$3,126,828	(11)

(10)

Includes continuation of base salary paid out over 12 months and an amount equal to the average of Mr. Buchanan’s cash bonus paid for each of the two fiscal years immediately preceding his termination ($588,983), paid out in a lump sum.

(11)

Includes $1,586,161 representing the market value of unvested equity awards that would become fully vested upon a termination or resignation in connection with a qualifying change in control and $1,540,667 representing the market value of unvested equity awards that could become fully vested upon a qualifying change in control without a termination or resignation. See “Executive Compensation—Potential Payments Upon a Change in Control Without Termination or Resignation.”

Robert J. Cicero

Executive Benefits	Termination Not for Cause or Resignation with Good Reason		Termination in Connection with a Qualifying Change in Control
Cash Severance	$137,500		$591,115	(12)
Bonus	$482,230	(2)	$482,230	(2)
Health and Welfare Benefits	$9,114	(13)	$18,228	(13)
Other Benefits	–		–
Equity Treatment	–		$1,382,551	(14)

Mark P. Smith

Executive Benefits	Termination Not for Cause or Resignation with Good Reason		Termination in Connection with a Qualifying Change in Control
Cash Severance	$131,250		$617,655	(12)
Bonus	$460,310	(2)	$460,310	(2)
Health and Welfare Benefits	$9,114	(13)	$18,228	(13)
Other Benefits	–		–
Equity Treatment	–		$1,635,928	(14)

Michael J. Brown

Executive Benefits	Termination Not for Cause or Resignation with Good Reason		Termination in Connection with a Qualifying Change in Control
Cash Severance	$131,250		$617,655	(12)
Bonus	$460,310	(2)	$460,310	(2)
Health and Welfare Benefits	$9,114	(13)	$18,228	(13)
Other Benefits	–		–
Equity Treatment	–		$1,490,598	(14)

(12)

Includes continuation of base salary paid out over 12 months, and an amount equal to the average of the executive’s cash bonus paid for each of the two fiscal years immediately preceding his termination (for Mr. Cicero, $316,115, for Mr. Smith, $355,155, and for Mr. Brown, $355,155), paid out in a lump sum.

(13)	Includes reimbursement for the cost of continuation coverage pursuant to COBRA for a period of 26 or 52 weeks, as applicable, for the executive and his eligible dependents.

(14)

Includes $1,009,263 representing the market value of unvested equity awards that would become fully vested upon a termination or resignation in connection with a qualifying change in control and the following amount representing the market value of unvested equity awards that could become fully vested upon a qualifying change in control without a termination or resignation (for Mr. Cicero, $373,288, for Mr. Smith, $626,665, and for Mr. Brown, $481,335). See “Executive Compensation—Potential Payments Upon a Change in Control Without Termination or Resignation.”

2011 Employee Stock Purchase Plan

Our 2011 Employee Stock Purchase Plan is intended to provide a method whereby our employees have an opportunity to acquire a proprietary interest in our company through the purchase of shares of our common stock through accumulated voluntary payroll deductions, thereby enhancing employee interest in our continued success. The plan was adopted by our Board of Directors, subject to approval by our stockholders, who approved the plan in September 2011. Our Board of Directors amended the plan in March 2012. There were 5,642,806 shares of our common stock reserved for issuance under the plan as of April 30, 2014. The plan is currently administered by our Board of Directors. Under the plan’s terms, however, our Board of Directors may appoint a committee to administer the plan, which we refer to as the Plan Committee. The plan gives broad powers to our Board of Directors or the committee to administer and interpret the plan.

The plan permits eligible employees to authorize payroll deductions that will be utilized to purchase shares of our common stock during a series of consecutive 12-month offering periods, with two six-month purchase or exercise periods within the offering periods. Employees may purchase shares of common stock pursuant to the plan at a favorable price and possibly with favorable tax consequences. All employees of our company or of those subsidiaries designated by our Board of Directors who are regularly scheduled to work at least 20 hours per week for more than five months per calendar year are eligible to participate in any of the purchase periods of the plan. However, an employee will not be granted an option under the plan if immediately after the grant, such employee would own common stock, including outstanding options to purchase common stock under the plan, possessing 5% or more of the total combined voting power or value of our common stock, or participation in the plan would permit such employee’s rights to purchase our common stock under all of our employee stock purchase plans to exceed $25,000 in fair market value (determined at the time the option is granted) of our common stock for each calendar year in which such option is outstanding.

The plan will be implemented in a series of successive offering periods, each with a maximum duration of 12 months. If the fair market value per share of our common stock on any purchase date is less than the fair market value per share on the start date of a 12-month offering period, then that offering period will automatically terminate, and a new 12-month offering period will begin on the next business day. Each offering period will begin on the April 1 or October 1, as applicable, immediately following the end of the previous offering period.

Upon enrollment in the plan, the participant authorizes a payroll deduction, on an after-tax basis, in an amount of not less than 1% and not more than 20% (or such greater percentage as the Plan Committee may establish from time to time before the first day of an offering period) of the participant’s compensation on each payroll date. Unless the participant withdraws from the plan, the participant’s option for the purchase of shares will be exercised automatically on each exercise date, and the maximum number of full shares subject to the option will be purchased for the participant at the applicable exercise price with the accumulated plan contributions then credited to the participant’s account under the plan. To the extent necessary to comply with Section 423 of the Code, the Plan Committee may reduce a participant’s payroll deduction percentage to 0% at such time during any purchase period scheduled to end during the current calendar year when the participant’s aggregate payroll deductions for the calendar year exceeds $25,000 multiplied by the applicable percentage (i.e., 85%).

The maximum number of shares that a participant may purchase during any exercise period is 12,500 shares or a total of $25,000 in shares, based on the fair market value on the first day of the exercise period. A participant will have no interest or voting right in shares of our common stock covered by the participant’s option until such option has been exercised. No interest is paid on funds withheld, and those funds are used by our company for general operating purposes.

The plan provides for adjustment of the number of shares for which options may be granted, the number of shares subject to outstanding options, and the exercise price of outstanding options in the event of any increase or decrease in the number of issued and outstanding shares as a result of one or more reorganizations, restructurings, recapitalizations, reclassifications, stock splits, reverse stock splits, or stock dividends. If our company dissolves or liquidates, the offering period will terminate immediately prior to the consummation of that action, unless otherwise provided by the Plan Committee. In the event of a merger or a sale of all or substantially all of our company’s assets, each option under the plan will be assumed or an equivalent option substituted by the successor corporation, unless the Plan Committee, in its sole discretion, accelerates the date on which the options may be exercised.

The plan will remain in effect until the earliest of (a) the exercise date that participants become entitled to purchase a number of shares greater than the number of reserved shares available for purchase under the plan, (b) such date as is determined by the Board of Directors in its discretion, or (c) March 31, 2022.

The Board of Directors or the Plan Committee may amend the plan at any time, provided that such amendment may not adversely affect the rights of any participant with respect to previously granted options and the plan may not be amended if such amendment would in any way cause rights issued under the plan to fail to meet the requirements for employee stock purchase plans as defined in Section 423 of the Code. To the extent necessary to comply with Rule 16b-3 under the Exchange Act, Section 423 of the Code, or any other applicable law or regulation, the Board of Directors will obtain stockholder approval for an amendment.

Our stockholders will not have any preemptive rights to purchase or subscribe for the shares reserved for issuance under the plan. If any option granted under the plan expires or terminates for any reason other than having been exercised in full, the unpurchased shares subject to that option will again be available for purposes of the plan.

2004 Incentive Stock Plan

Our 2004 Incentive Stock Plan was designed to attract, motivate, retain, and reward our executives, employees, officers, directors, and independent contractors by providing such persons with annual and long-term performance incentives to expend their maximum efforts in the creation of stockholder value. Under the plan, we were permitted to grant stock options, restricted stock, RSUs, stock appreciation rights, stock bonuses, and other stock awards. The persons eligible to receive awards under the plan consisted of officers, directors, employees, and independent contractors. Upon the approval by our stockholders of our 2013 Incentive Stock Plan in September 2013, we ceased making new grants under the 2004 Incentive Stock Plan.

As of April 30, 2014, there were outstanding issued but unexercised options to acquire 2,258,349 shares of our common stock at an average exercise price of $6.15 per share under the 2004 Incentive Stock Plan. As of April 30, 2014, there were also issued and outstanding 742,837 undelivered RSUs and PSUs under the 2004 Incentive Stock Plan.

2013 Incentive Stock Plan

Our 2013 Incentive Stock Plan was adopted by our Board of Directors in August 2013 and approved by our stockholders in September 2013. The plan is designed to assist us and our subsidiaries and other designated affiliates, which we refer to as Related Entities, in attracting, motivating, retaining (including through designated retention awards), and rewarding high-quality executives, employees, officers, directors, and individual consultants who provide services to us or our Related Entities, by enabling such persons to acquire or increase a proprietary interest in our company in order to strengthen the mutuality of interests between such persons and our stockholders, and providing such persons with performance incentives to expend their maximum efforts in the creation of stockholder value.

Under the plan, we may grant stock options, SARs, restricted stock, RSUs, shares granted as a bonus or in lieu of another award, dividend equivalents, and other stock-based awards or performance awards. The persons eligible to receive awards under the plan consist of officers, directors, employees, and consultants who are natural persons providing bona fide services to our company or any Related Entity and whose services are not in connection with the offer or sale of securities in a capital raising transaction, and do not directly or indirectly promote or maintain a market for shares of our common stock. However, incentive stock options may be granted under the plan only to employees of our company, or any parent corporation or subsidiary corporation of our company, including our officers who are employees. There were no outstanding issued but unexercised options to acquire shares of our common stock under the plan as of April 30, 2014. There were issued and outstanding 272,638 undelivered RSUs and PSUs under the plan as of April 30, 2014. The material features of the plan are outlined below.

Shares available for awards; adjustments.  The number of shares of common stock available for issuance under the plan is 3,000,000 shares, plus any shares that were reserved and remained available for grant and delivery under our 2004 Incentive Stock Plan as of the date the plan became effective. Any shares that are subject to an award under the plan will be counted against this limit as one share for every one share granted.

If any shares subject to (i) any award under the plan, or after the effective date of the plan, shares subject to any awards granted under the 2004 Incentive Stock Plan, are forfeited, expire, or otherwise terminate without issuance of such shares, or (ii) any award under the plan, or after the effective date of the plan, shares subject to any award granted under the 2004 Incentive Stock Plan, that could have been settled with shares is settled for cash or otherwise does not result in the issuance of all or a portion of the shares, the shares to which those awards were subject, will, to the extent of such forfeiture, expiration, termination, cash settlement, or non-issuance, again be available for delivery with respect to awards under the plan.

Any share that again becomes available for delivery pursuant to the provisions described above will be added back as one share.

The administrator of the plan is authorized to adjust the limitations on the number of shares of common stock available for issuance under the plan and the individual limitations on the amount of certain awards (other than the $100,000 limitation described above with respect to incentive stock option awards) and will adjust outstanding awards (including adjustments to exercise prices of options and other affected terms of awards) to the extent it deems equitable in the event that any extraordinary dividend or other distribution (whether in cash, shares of common stock, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, or other similar corporate transaction or event affects our common stock so that an adjustment is appropriate.

Administration.  The plan is to be administered by the Compensation Committee of our Board of Directors; provided, however, that if our Board of Directors fails to designate a compensation committee or if there are no longer any members on the compensation committee so designated by our Board of Directors, or for any other reason determined by our Board of Directors, then our Board of Directors will serve as the Committee. Subject to the terms of the plan, the Committee is authorized to select eligible persons to receive awards, grant awards, determine the type, number and other terms and conditions of, and all other matters relating to, awards, prescribe award agreements (which need not be identical for each participant), and the rules and regulations for the administration of the plan, construe and interpret the plan and award agreements, correct defects, supply omissions or reconcile inconsistencies therein, and make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the plan.

Stock options and stock appreciation rights.  The Committee is authorized to grant stock options, including both incentive stock options, or ISOs, which can result in potentially favorable tax treatment to the participant, and non-qualified stock options, and SARs entitling the participant to receive the amount by which the fair market value of a share of common stock on the date of exercise exceeds the grant price of the SAR. The exercise price per share subject to an option and the grant price of a SAR are determined by the Committee, provided that the exercise price per share of an option and the grant price per share of a SAR will be no less than 100% of the fair market value of a share of common stock on the date such option or SAR is granted. An option granted to a person who owns or is deemed to own stock representing 10% or more of the voting power of all classes of stock of our company or any parent company (sometimes referred to as a “10% owner”) will not qualify as an ISO unless the exercise price for the option is not less than 110% of the fair market value of a share of common stock on the date such ISO is granted.

The maximum term of each option or SAR, the times at which each option or SAR will be exercisable, and provisions requiring forfeiture of unexercised options or SARs at or following termination of employment generally are fixed by the Committee, except that no option or SAR may have a term exceeding ten years, and no ISO granted to a 10% owner (as described above) may have a term exceeding five years (to the extent required by the Internal Revenue Code at the time of grant). Methods of exercise and settlement and other terms of options and SARs are determined by the Committee. The Committee, thus, may permit the exercise price of options awarded under the plan to be paid in cash, shares, other awards or other property (including loans to participants).

Restricted stock.  The Committee is authorized to grant restricted stock. Restricted stock is a grant of shares of common stock, which are subject to such risks of forfeiture and other restrictions as the Committee may impose, including time or performance restrictions or both. A participant granted restricted stock generally has all of the rights of a stockholder of our company (including voting and dividend rights), unless otherwise determined by the Committee.

Restricted stock units.  The Committee is authorized to grant RSUs. An award of RSUs confers upon a participant the right to receive shares of common stock or cash equal to the fair market value of the specified number of shares covered by the RSUs at the end of a specified deferral period, subject to such risks of forfeiture and other restrictions as the Committee may impose. Prior to settlement, an award of RSUs carries no voting or dividend rights or other rights associated with share ownership, although dividend equivalents may be granted.

Dividend equivalents.  The Committee is authorized to grant dividend equivalents conferring on participants the right to receive, currently or on a deferred basis, cash, shares of common stock, other awards, or other property equal in value to dividends paid on a specific number of shares of common stock or other periodic payments. Dividend equivalents may be granted in connection with another award, may be paid currently or on a deferred basis and, if deferred, may be deemed to have been reinvested in additional shares of common stock, awards, or otherwise as specified by the Committee.

Shares granted as a bonus or in lieu of another award.  The Committee is authorized to grant shares of common stock as a bonus free of restrictions, or to grant shares of common stock or other awards authorized under the plan in lieu of our obligations to pay cash under the plan or other plans or compensatory arrangements.

Other stock-based awards.  The Committee is authorized to grant awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of common stock. The Committee determines the terms and conditions of such awards.

Performance Awards.  The Committee is authorized to grant performance awards to participants on terms and conditions established by the Committee. The performance criteria to be achieved during any performance period and the length of the performance period will be determined by the Committee upon the grant of the performance award. Performance awards may be valued by reference to a designated number of shares (in which case they are referred to as performance shares) or by reference to a designated amount of property including cash (in which case they are referred to as performance units). Performance awards may be settled by delivery of cash, shares of common stock or other property, or any combination thereof, as determined by the Committee.

Other terms of awards.  Awards may be settled in the form of cash, shares of common stock, other awards, or other property, in the discretion of the Committee. The Committee may require or permit participants to defer the settlement of all or part of an award in accordance with such terms and conditions as the Committee may establish, including payment or crediting of interest or dividend equivalents on deferred amounts, and the crediting of earnings, gains, and losses based on deemed investment of deferred amounts in specified investment vehicles. The Committee is authorized to place cash, shares of common stock, or other property in trusts or make other arrangements to provide for payment of our obligations under the plan. The Committee may condition any payment relating to an award on the withholding of taxes and may provide that a portion of any shares of common stock or other property to be distributed will be withheld (or previously acquired shares of common stock or other property be surrendered by the participant) to satisfy withholding and other tax obligations. Awards granted under the plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death, except that the Committee may, in its discretion, permit transfers subject to any terms and conditions the Committee may impose thereon.

Acceleration of vesting; change in control.  Subject to certain limitations contained in the plan, including those described in the following paragraph, the Committee may, in its discretion, accelerate the exercisability, the lapsing of restrictions or the expiration of deferral or vesting periods of any award. In the event of a “change in control” of our company, as defined in the plan, any restrictions, deferral of settlement, and forfeiture conditions applicable to an award will not lapse, and any performance goals and conditions applicable to an award will not be deemed to have been met, as of the time of the change in control, unless either (i) we are the surviving entity in the change in control and the award does not continue to be outstanding after the change in control on substantially the same terms and conditions as were applicable immediately prior to the change in control or (ii) the successor company does not assume or substitute for the applicable award, as determined in accordance with the terms of the plan. In the event of a change in control and either, (i) we are the surviving entity in the change in control and the award does not continue to be outstanding after the change in control on substantially the same terms and conditions as were applicable immediately prior to the change in control or (ii) the successor company does not assume or substitute for the applicable award, as determined in accordance with the terms of the plan, the applicable award agreement may provide that any restrictions, deferral of settlement, and forfeiture conditions applicable to an award will lapse, and any performance goals and conditions applicable to an award shall be deemed to have been met, as of the time of the change in control. If the award continues to be outstanding after the change in control on substantially the same terms and conditions as were applicable immediately prior to the change in control, or the successor company assumes or substitutes for the applicable award, as determined in accordance with the plan, the applicable award agreement may provide that with respect to each award held by such participant at the time of the change in control, in the event a participant’s employment is terminated without “cause” by our company or any Related Entity or by such successor company or by the participant for “good reason,” as those terms are defined in the plan, within 24 months following such change in control, any restrictions, deferral of settlement, and forfeiture conditions applicable to each such award will lapse, and any performance goals and conditions applicable to each such award will be deemed to have been met, as of the date on which the participant’s employment is terminated.

Amendment and termination.  Our Board of Directors may amend, alter, suspend, discontinue, or terminate the plan or the Committee’s authority to grant awards without further stockholder approval, except that stockholder approval must be obtained for any amendment or alteration if such approval is required by law or regulation or under the rules of any stock exchange or quotation system on which shares of our common stock are then listed or quoted; provided that, except as otherwise permitted by the plan or an award agreement, without the consent of an affected participant, no such action by our Board of Directors may materially and adversely affect the rights of such participant under the terms of any previously granted and outstanding award. The plan will terminate at the earliest of (i) such time as no shares of common stock remain available for issuance under the plan, (ii) termination of the plan by our Board of Directors, or (iii) the tenth anniversary of the effective date of the plan.

DIRECTOR COMPENSATION

We pay each non-employee director an annual retainer in the amount of $70,000. Currently, the non-employee Chairman of the Board and the non-employee Chairs of the Audit Committee and the Compensation Committee each receive an additional $25,000 per year over the standard outside director compensation; the non-employee Vice Chairmen of the Board receive an additional $18,000 per year; one non-employee Vice Chairman of the Board also receives a per diem expense allowance of $1,000 while traveling on behalf of our company at various industry functions; the non-employee Chair of the Nominations and Corporate Governance Committee receives an additional $12,000 per year; the non-Chair members of the Audit Committee each receive an additional $8,000 per year, the non-Chair members of the Compensation Committee each receive an additional $5,000 per year, and the non-Chair members of the Nominations and Corporate Governance Committee each receive an additional $3,500; and each member of the Audit Committee receives an additional $1,500 per Audit Committee meeting attended in excess of seven meetings per year, each member of the Compensation Committee receives an additional $1,500 per Compensation Committee meeting attended in excess of six meetings per year, and each member of the Nominations and Corporate Governance Committee receives an additional $1,500 per Nominations and Corporate Governance Committee meeting attended in excess of four meetings per year. We also reimburse each non-employee director for travel and related expenses incurred in connection with attendance at Board of Director and committee meetings. Employees who also serve as directors receive no additional compensation for their services as a director.

Each non-employee director receives an automatic grant of options to acquire 25,000 shares of our common stock on the date of his or her first appointment or election to our Board of Directors. Each non-employee director also receives a stock-based grant, historically in the form of options to purchase 10,000 shares of our common stock, but in fiscal 2013 and 2014 in the form of RSUs for 5,000 shares of common stock and 6,034 shares of common stock, respectively, at the meeting of our Board of Directors held immediately after our annual meeting of stockholders for that year.

The following table sets forth the compensation paid by us to each non-employee director for the fiscal year ended April 30, 2014. Mr. Debney does not receive any compensation for service on our Board of Directors.

Name (1)	Fees Earned or Paid in Cash (2)		Stock Awards (3)	All Other Compensation		Total
Barry M. Monheit	$100,375		$69,994	–		$170,369
Robert L. Scott	$102,500	(4)	$69,994	$12,146	(5)	$184,640
Michael F. Golden	$87,996		$69,994	–		$157,990
John B. Furman	$100,706		$69,994	–		$170,700
Robert H. Brust	$95,004		$69,994	–		$164,998
Mitchell A. Saltz	$69,996		$69,994	$48,146	(6)	$188,136
I. Marie Wadecki	$91,669		$69,994	–		$161,663

(1)

As of April 30, 2014, each of the non-employee directors had the following number of stock awards outstanding, which represent undelivered shares underlying vested RSUs: Mr. Monheit (9,034); Mr. Scott (9,034); Mr. Golden (6,034); Mr. Brust (6,034); Mr. Furman (6,034); Mr. Saltz (6,034); and Ms. Wadecki (9,034). As of April 30, 2014, each of the non-employee directors had the following number of stock options outstanding: Mr. Monheit (50,000); Mr. Brust (25,000); Mr. Furman (60,000); Mr. Golden (476,400); Mr. Saltz (10,000); Mr. Scott (60,000); and Ms. Wadecki (50,000).

(2)	All fees were paid in cash.

(3)	The amounts shown in this column represent the grant date fair value for stock awards granted to the directors calculated in accordance with FASB ASC Topic 718 “Compensation—Stock Compensation,”

excluding the effects of forfeitures. The assumptions used in determining the grant date fair value of these awards are set forth in Note 16 to our consolidated financial statements, which are included in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended April 30, 2014.

(4)	Includes $11,000 of fees paid for consulting services.

(5)	Consists of costs for medical and dental coverage under our medical plan ($12,146).

(6)

Consists of costs for medical and dental coverage under our medical plan ($12,146) and payments made to an unaffiliated third-party provider for secretarial support in accordance with Mr. Saltz’s severance agreement described below ($36,000).

We lease approximately 3,000 square feet of office space in Scottsdale, Arizona. We previously maintained our executive offices in Scottsdale before moving those offices to Springfield, Massachusetts where our principal manufacturing plant is located. We currently utilize the Scottsdale office for various corporate purposes, including holding board committee and other business meetings and conducting various corporate acquisition and investor relations functions. The office and the secretarial support services provided at that location also satisfy the requirements to maintain a Scottsdale office and provide secretarial support contained in our December 5, 2003 severance agreement entered into with Mr. Saltz in connection with his resignation as an executive officer of our company.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information with respect to our common stock that may be issued upon the exercise of stock options under our equity compensation plans as of April 30, 2014.

	(a)	(b)	(c)	(d)
Plan Category	Number of Securities to be Issued Upon Delivery of Shares for Restricted Stock Units	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights (1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (2)
Equity Compensation Plans Approved by Stockholders	1,015,475	2,258,349	$6.15	11,930,397

Equity Compensation Plans Not Approved by Stockholders	–	–	–	–

Total	1,015,475	2,258,349	$6.15	11,930,397

(1)	The weighted average exercise price does not take into account the shares issuable upon vesting of outstanding RSUs, which have no exercise price.

(2)

Under our 2013 Incentive Stock Plan, an aggregate of 6,551,076 shares of our common stock was authorized for issuance pursuant to awards granted under such plan. The number of available shares will be increased by the number of shares with respect to which awards previously granted under such plan are terminated without being exercised, expire, are forfeited or cancelled, do not vest, or are surrendered in payment of any awards or any tax withholding with respect thereto. As of April 30, 2014, the aggregate number of shares of our common stock available for issuance pursuant to awards under the 2013 Incentive Stock Plan was 6,287,591. Our 2011 Employee Stock Purchase Plan authorizes the sale of up to 6,000,000 shares of our common stock to employees. As of April 30, 2014, there were 5,642,806 shares of common stock reserved for issuance under our 2011 Employee Stock Purchase Plan.

REPORT OF THE AUDIT COMMITTEE

The Board of Directors has appointed an Audit Committee, consisting of three independent directors. All of the members of the Audit Committee are “independent” of our company and management, as independence is defined in applicable rules of Nasdaq and the SEC.

The purpose of the Audit Committee is to assist the oversight of our Board of Directors in the integrity of the financial statements of our company, our company’s compliance with legal and regulatory matters, the independent registered public accountant’s qualifications and independence, and the performance of our company’s independent registered public accountant. The primary responsibilities of the committee include overseeing our company’s accounting and financial reporting process and audits of the financial statements of our company on behalf of the Board of Directors.

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent registered public accountant is responsible for auditing the financial statements and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles.

In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements with management and the independent registered public accountant. The committee discussed with the independent registered public accountant the matters required to be discussed by the Public Company Accounting Oversight Board. This included a discussion of the independent registered public accountant’s judgments as to the quality, not just the acceptability, of our company’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee received from the independent registered public accountant written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountant’s communications with the committee concerning independence. The committee also discussed with the independent registered public accountant their independence from management and our company, including the matters covered by the written disclosures and letter provided by the independent registered public accountant.

The committee discussed with the independent registered public accountant the overall scope and plans for its audit. The committee met with the independent registered public accountant, with and without management present, to discuss the results of the examinations, its evaluations of our company, the internal controls, and the overall quality of the financial reporting. The committee held six meetings during the fiscal year ended April 30, 2014.

Based on the reviews and discussions referred to above, the committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended April 30, 2014 for filing with the SEC.

The report has been furnished by the Audit Committee of our Board of Directors.

Robert H. Brust, Chairman

John B. Furman

I. Marie Wadecki

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, officers, and persons that own more than 10 percent of a registered class of our company’s equity securities to file reports of ownership and changes in ownership with the SEC. Directors, officers, and greater than 10 percent stockholders are required by SEC regulations to furnish our company with copies of all Section 16(a) forms they file.

Based solely upon our review of the copies of such forms received by us during the fiscal year ended April 30, 2013, and written representations that no other reports were required, we believe that each person who, at any time during such fiscal year, was a director, officer, or beneficial owner of more than 10 percent of our common stock complied with all Section 16(a) filing requirements during such fiscal year.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of shares as of July 28, 2014 by (1) each director, nominee for director, and each named executive officer of our company, (2) all directors and executive officers of our company as a group, and (3) each person known by us to own more than 5% of our common stock.

Name of Beneficial Owner (2)	Number of shares (2)		Percent (2)
Directors and Executive Officers:
P. James Debney	894,929	(3)	1.65%
Jeffrey D. Buchanan	426,233	(4)	*
Robert J. Cicero	30,318	(5)	*
Mark P. Smith	43,004	(6)	*
Michael J. Brown	72,098	(7)	*
Robert H. Brust	36,034	(8)	*
John B. Furman	128,634	(9)	*
Michael F. Golden	739,037	(10)	1.27%
Barry M. Monheit	122,834	(11)	*
Mitchell A. Saltz	76,034	(12)	*
Robert L. Scott	154,834	(13)	*
I. Marie Wadecki	77,572	(14)	*
All directors and executive officers as a group (13 persons)	2,888,588	(15)	5.23%

Other significant stockholders:
FMR LLC	5,562,681	(16)	10.42%
The Vanguard Group.	5,539,664	(17)	10.37%
BlackRock, Inc.	3,565,498	(18)	6.68%

*	Percentage ownership of less than one percent.

(1)

Except as otherwise indicated, each person named in the table has the sole voting and investment power with respect to all common stock beneficially owned, subject to applicable community property law. Except as otherwise indicated, each person may be reached as follows: c/o Smith & Wesson Holding Corporation, 2100 Roosevelt Avenue, Springfield, Massachusetts 01104.

(2)

The number of shares beneficially owned by each person or entity is determined under the rules promulgated by the SEC. Under such rules, beneficial ownership includes any shares as to which the person or entity has sole or shared voting power or investment power. The number of shares shown includes, when applicable, shares owned of record by the identified person’s minor children and spouse and by other related individuals and entities over whose shares such person has custody, voting control, or power of disposition. The percentages shown are calculated based on 53,397,039 shares outstanding on July 28,

2014. The numbers and percentages shown include shares actually owned on July 28, 2014 and shares that the identified person or group had the right to acquire within 60 days of such date. In calculating the percentage of ownership, all shares that the identified person or group had the right to acquire within 60 days of July 28, 2014 upon the exercise of options or the delivery of RSUs or PSUs are deemed to be outstanding for the purpose of computing the percentage of shares owned by that person or group, but are not deemed to be outstanding for the purpose of computing the percentage of shares stock owned by any other person or group.

(3)

Includes (a) 687,667 shares issuable upon exercise of vested stock options, (b) 46,794 RSU shares scheduled to be delivered on September 23, 2014, and (c) 30,000 PSU shares scheduled to be delivered on September 17, 2014 following certification by our Compensation Committee that certain target performance metrics have been achieved.

(4)

Includes (a) 310,900 shares issuable upon exercise of vested stock options, and (b) 43,200 PSU shares scheduled to be delivered on September 17, 2014 following certification by our Compensation Committee that certain target performance metrics have been achieved.

(5)	Includes 9,334 shares issuable upon exercise of vested stock options.

(6)	Includes 22,999 shares issuable upon exercise of vested stock options.

(7)	Includes 46,000 shares issuable upon exercise of vested stock options.

(8)	Includes (a) 25,000 shares issuable upon exercise of vested stock options, and (b) 6,034 RSU shares scheduled to be delivered on September 23, 2014.

(9)

Includes (a) 60,000 shares issuable upon exercise of vested stock options, (b) 6,034 RSU shares scheduled to be delivered on September 23, 2014, (c) 1,000 shares held by K.I.D.S. Properties, LP, and (d) 16,100 shares held by Mr. Furman’s defined benefit pension trust.

(10)	Includes (a) 476,400 shares issuable upon exercise of vested stock options, and (b) 6,034 RSU shares scheduled to be delivered on September 23, 2014.

(11)

Includes (a) 50,000 shares issuable upon exercise of vested stock options, and (b) 6,034 RSU shares scheduled to be delivered on September 23, 2014. The shares are held by Barry M. Monheit, Trustee, SEP PROP Monheit Family Trust U/A Dtd 7/16/2002. Does not include 3,000 shares issuable upon delivery of shares underlying vested RSUs, the delivery of which is deferred until retirement from the Board.

(12)

Includes (a) 10,000 shares issuable upon exercise of vested stock options, and (b) 6,034 RSU shares scheduled to be delivered on September 23, 2014, 2014. The shares are held by Stockbridge Enterprises, L.P., of which Mr. Saltz is the Manager.

(13)

Includes (a) 60,000 shares issuable upon exercise of vested stock options, and (b) 6,034 RSU shares scheduled to be delivered on September 23, 2014. Does not include 3,000 shares issuable upon delivery of shares underlying vested RSUs, the delivery of which is deferred until retirement from the Board.

(14)

Includes (a) 50,000 shares issuable upon exercise of vested stock options, and (b) 6,034 RSU shares scheduled to be delivered on September 23, 2014. Does not include 3,000 shares issuable upon delivery of shares underlying vested RSUs, the delivery of which is deferred until retirement from the Board.

(15)

Includes (a) 1,874,968 shares issuable upon exercise of vested stock options, (b) 89,032 RSU shares scheduled to be delivered on September 23, 2014, and (c) 73,200 PSU shares scheduled to be delivered on September 17, 2014 following certification by our Compensation Committee that certain target performance metrics have been achieved.

(16)

Based on the statement on Amendment No. 1 to Schedule 13G filed with the SEC on May 12, 2014, FMR LLC has sole voting and dispositive power over all such shares. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(17)

Based on the statement on Amendment No. 2 to Schedule 13G filed with the SEC on March 10, 2014, The Vanguard Group has sole voting power over 89,866 shares; sole dispositive power over 5,453,398 shares; and shared dispositive power over 86,266 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(18)

Based on the statement on Amendment No. 4 to Schedule 13G filed with the SEC on January 30, 2014, BlackRock, Inc. has sole voting and dispositive power over all such shares. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Unless delegated to the Compensation Committee by our Board of Directors, the Audit Committee charter requires the Audit Committee to review and approve all related party transactions and to review and make recommendations to the full Board of Directors, or approve, any contracts or other transactions with current or former executive officers of our company, including consulting arrangements, employment agreements, change-in-control agreements, termination arrangements, and loans to employees made or guaranteed by our company. We have a policy that we will not enter into any such transaction unless the transaction is determined by our disinterested directors to be fair to us or is approved by our disinterested directors or by our stockholders. Any determination by our disinterested directors is based on a review of the particular transaction, applicable laws and regulations, policies of our company (including those set forth above under “Corporate Governance” or published on our website), and the listing standards of Nasdaq. As appropriate, the disinterested directors of the applicable committees of the Board of Directors shall consult with our legal counsel or Internal Auditor.

Our company has entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify such individuals, to the fullest extent permitted by Nevada law, for certain liabilities to which they may become subject as a result of their affiliation with our company.

PROPOSAL TWO

ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY”)

Background

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

Summary

We are asking our stockholders to provide advisory approval of the compensation of our named executive officers (which consist of our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers) as such compensation is described in the “Compensation Discussion and Analysis” section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure set forth in this proxy statement. Our philosophy with respect to executive compensation is to pay base salaries to our executive officers at levels that enable us to attract, motivate, and retain highly qualified executives. Our executive compensation program is designed to link annual performance-based cash incentive compensation to the achievement of pre-established performance objectives, based primarily on our company’s financial results and the achievement of other corporate goals, but also, in some cases, on individual objectives that contribute to our long-term goal of building stockholder value. Similarly, our executive compensation program is designed so that long-term stock-based incentive compensation focuses our executives’ efforts on building stockholder value by aligning their interests with those of our stockholders. To that end, our long-term stock-based compensation generally is intended to result in more limited rewards if the price of our common stock does not appreciate or does not appreciate above certain levels, but may provide substantial rewards to our executive officers (as well as to our stockholders in general) if our common stock appreciates or appreciates above certain levels. The following is a summary of some of the key points of our executive compensation program. We urge our stockholders to review the Compensation Discussion and Analysis included in this proxy statement and the executive compensation tables for more information.

Base Salaries.  We target base salaries at levels required to attract, motivate, and retain highly qualified individuals assuming that they will not receive incentive compensation, but reflecting the possible receipt of incentive compensation. We increased the base salaries of our Chief Executive Officer, Chief Financial Officer, and other executive officers in fiscal 2014.

We maintain a performance-based cash incentive compensation program.  We annually establish a performance-based cash incentive compensation program for our executive officers. In establishing a cash incentive compensation program for any particular year or period, we focus on achievement of pre-established performance objectives, based primarily on our company’s financial results and the achievement of other corporate goals. In some cases, we also consider individual objectives, responsibilities, and performance. Our performance-based cash incentive compensation program results in a substantial portion of our executives’ potential total cash compensation being at risk. In practice, we have paid incentive compensation to our named executive officers for two of the last three fiscal years.

Our long-term stock-based incentive compensation program is designed to align the interests of our management and the interests of our stockholders.  We strongly believe in tying executive rewards directly to our long-term success and focusing our executives’ efforts on building stockholder value by aligning their interests with those of our stockholders. To that end, our stock-based incentive compensation generally is intended to result in more limited rewards if the price of our common stock does not appreciate or does not appreciate above certain levels, but may provide substantial rewards to our executive officers (as well as to our stockholders in general) if our common stock appreciates or appreciates above certain levels. Our long-term stock-based incentive compensation arrangements consist primarily of stock options, RSUs, or PSUs. We generally set the vesting schedule for stock options and RSUs over multiple year periods to encourage executive retention. We generally establish multi-year performance requirements for the vesting of PSUs to reward long-term company performance. As described in the “Compensation Discussion and Analysis” section, it is our practice to grant stock-based incentive compensation to our executive officers prior to the beginning of the applicable fiscal year.

Independent Compensation Consultant.  The Compensation Committee retains and works closely with Compensia, a leading independent executive compensation firm, in the design and implementation of its annual executive compensation program. Compensia provides no other services to our company.

Board Recommendation

Our Board of Directors believes that the information provided above and within the “Executive Compensation” and “Compensation Discussion and Analysis” sections of this proxy statement demonstrates that our executive compensation program is designed appropriately and is working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation.

The following resolution is submitted for a stockholder vote at the meeting:

RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, executive compensation tables, and narrative discussion set forth in this proxy statement.

The say-on-pay vote is advisory, and therefore not binding on our company or our Compensation Committee. Although non-binding, the vote will provide information to our Compensation Committee and our Board of Directors regarding investor sentiment about our executive compensation philosophy, policies, and practices, which our Compensation Committee and our Board of Directors will be able to consider when determining executive compensation for the years to come.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” ADOPTION OF THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND THE RELATED TABULAR AND NARRATIVE DISCLOSURE SET FORTH IN THIS PROXY STATEMENT.

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

Our Audit Committee has appointed Deloitte & Touche LLP to audit the consolidated financial statements of our company for the fiscal year ending April 30, 2015 and recommends that stockholders vote in favor of the ratification of such appointment. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. We anticipate that representatives of Deloitte & Touche LLP will be present at the meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

The Audit Committee has considered whether the provision of non-audit services by our independent registered public accountant is compatible with maintaining their independence.

On June 23, 2014, we dismissed BDO USA, LLP as our independent registered public accounting firm. The decision to change our independent registered public accounting firm was recommended and approved by the Audit Committee of our Board of Directors. On June 23, 2014, the Audit Committee of our Board of Directors engaged Deloitte & Touche LLP as our new independent registered public accounting firm. During the fiscal years ended April 30, 2014 and 2013 and the subsequent interim period through and including June 23, 2014, we did not consult with Deloitte & Touche LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our financial statements, and no written report or oral advice was provided that Deloitte & Touche LLP concluded was an important factor considered by us in reaching a decision as to the accounting, auditing, or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” as that term is defined in Item 304(a)(1)(iv) of Regulation S-K or a “reportable event” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

During the fiscal years ended April 30, 2014 and 2013 and the subsequent interim period through and including June 23, 2014, there were no (i) disagreements with BDO USA, LLP on any matter of accounting principles or practices, financial statement disclosure, or accounting scope or procedure, which disagreements, if not resolved to the satisfaction of BDO USA, LLP, would have caused BDO USA, LLP to make reference thereto in its reports on the financial statements for such years, or (ii) “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

The reports of BDO USA, LLP on our financial statements as of and for the fiscal years ended April 30, 2014 and 2013 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

We requested that BDO USA, LLP furnish a letter addressed to the SEC stating whether BDO USA, LLP agrees with the above statements made by us. A copy of this letter, dated June 25, 2014, was filed as an exhibit to our Current Report on Form 8-K, dated June 23, 2014, which was filed with the SEC on June 26, 2014.

Audit Fees and Audit-Related Fees

The aggregate fees billed to our company by BDO USA, LLP for the fiscal years ended April 30, 2013 and 2014 are as follows:

	2013	2014
Audit Fees	$832,733	$929,150
Audit-Related Fees	–	–
Tax Fees	–	–
All Other Fees	–	–

Total	$832,733	$919,650

Audit services for fiscal 2014 consisted of the audit of our consolidated financial statements, the audit of our internal controls in accordance with Section 404 of the Sarbanes-Oxley Act, the review of our quarterly financial statements, and work related to the filing of a Form S-8 for shares issuable in connection with our 2013 Incentive Stock Plan and a Form S-8 for shares issuable in connection with our Nonqualified Supplemental Deferred Compensation Plan. Audit services for fiscal 2013 consisted of the audit of our consolidated financial statements, the audit of our internal controls in accordance with Section 404 of the Sarbanes-Oxley Act, and the review of our quarterly financial statements.

Audit Committee Pre-Approval Policies

The charter of our Audit Committee provides that the duties and responsibilities of our Audit Committee include the pre-approval of all audit, audit-related, tax, and other services permitted by law or applicable SEC regulations (including fee and cost ranges) to be performed by our independent registered public accountant. Any pre-approved services that will involve fees or costs exceeding pre-approved levels will also require specific pre-approval by the Audit Committee. Unless otherwise specified by the Audit Committee in pre-approving a service, the pre-approval will be effective for the 12-month period following pre-approval. The Audit Committee will not approve any non-audit services prohibited by applicable SEC regulations or any services in connection with a transaction initially recommended by the independent registered public accountant, the purpose of which may be tax avoidance and the tax treatment of which may not be supported by the Code and related regulations.

To the extent deemed appropriate, the Audit Committee may delegate pre-approval authority to the Chairman of the Audit Committee or any one or more other members of the Audit Committee provided that any member of the Audit Committee who has exercised any such delegation must report any such pre-approval decision to the Audit Committee at its next scheduled meeting. The Audit Committee will not delegate the pre-approval of services to be performed by the independent registered public accountant to management.

Our Audit Committee requires that the independent registered public accountant, in conjunction with our Chief Financial Officer, be responsible for seeking pre-approval for providing services to us and that any request for pre-approval must inform the Audit Committee about each service to be provided and must provide detail as to the particular service to be provided.

All of the services provided by BDO USA, LLP described above under the caption “Audit-Related Fees” were approved by our Audit Committee pursuant to our Audit Committee’s pre-approval policies.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTANT OF OUR COMPANY FOR THE FISCAL YEAR ENDING APRIL 30, 2015.

PROPOSAL FOUR

STOCKHOLDER PROPOSAL REGARDING POLITICAL CONTRIBUTIONS

We received a stockholder proposal submitted on behalf of Amalgamated Bank’s LongView Broad Market 3000 Index Fund, or the Fund, located at 275 Seventh Avenue, New York, New York 10001, for inclusion in this proxy statement and for consideration by our stockholders at our Annual Meeting of Stockholders. The resolution and supporting statement of the Fund, along with our Board of Director’s statement of opposition to the proposal, is set forth below. The Fund has represented that it owns 54,636 shares of our common stock.

Stockholder Proposal

Resolved: The shareholders of Smith & Wesson Holding Corporation (the “Company”) hereby request the Company to prepare and periodically update a report, to be presented to the pertinent board of directors committee and posted on the Company’s website, that discloses monetary and non-monetary expenditures that the Company cannot deduct as an “ordinary and necessary” business expense under section 162(e) of the Internal Revenue Code (the “Code”) because they are incurred in connection with–

•	influencing legislation;

•	participating or intervening in any political campaign on behalf of (or in opposition to) any candidate for public office; and

•	attempting to influence the general public, or segments thereof, with respect to elections, legislative matters, or referenda.

The requested disclosure would include (but not be limited to)–

•	contributions to or expenditures in support of or opposition to political candidates, political parties, political committees;

•

dues, contributions or other payments made to tax-exempt “social welfare” organizations and “political committees” operating under sections 501(c)(4) and 527 of the Code, respectively, and to tax-exempt entities that write model legislation and operate under section 501(c)(3) of the Code; and

•

the portion of dues or other payments made to a tax-exempt entity such as a trade association that are used for an expenditure or contribution and that would not be deductible under section 162(e) of the Code if made directly by the Company.

The report shall identify all recipients and the amount paid to each recipient from Company funds.

Supporting Statement

As long-term shareholders, we support transparency and accountability as to corporate spending on political activities. Disclosure is consistent with public policy and in the best interest of the Company and its shareholders. The Supreme Court’s 2010 Citizen’s United decision – which liberalized rules for corporate participation in election-related activities – affirmed the importance of disclosure as a way of “permit[ting] citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.”

In our view, transparency, as well as board oversight of the Company’s political spending, are important for promoting the long-term interests of shareholders and the Company.

Despite the Supreme Court’s emphasis on the importance of disclosure, current law allows companies anonymously to channel significant amounts of money into the political process through trade associations and non-profit groups that do not have to disclose contributors. A company may disclose its direct contributions to candidates and lobbying expenditures, but payments to third parties can dwarf the contributions that must be publicly reported.

Some companies are voluntarily disclosing this information, including Sturm Ruger, one of the Company’s peers.

Given the vagaries of the political process, it is uncertain that corporate political spending will produce any return for shareholders, a fact that underscores the importance of disclosing how companies spend shareholder money in this area.

We urge you to vote FOR this critical governance reform.

Board of Directors’ Statement of Opposition

Our Board of Directors strongly opposes this proposal. Our political activities already are subject to numerous laws. We remain committed to compliance with these laws. In fact, we already have in place effective systems and procedures to ensure accountability and oversight of our political activities and expenditures and continue to develop enhancements to our systems and procedures.

Our Chief Compliance Officer and Chief Financial Officer oversee our political activities and expenditures and work together with our senior management to ensure that our political activities and expenditures are in line with solid corporate governance practices consistent with our public policy objectives and in compliance with applicable federal, state, and local law. Outside legal counsel also conducts reviews of our political activities and expenditures. Our Board of Directors also has requested our Nominations and Corporate Governance Committee to monitor our policy positions and trade association memberships and assure that political spending activity is reported annually to and reviewed by our Board of Directors.

We believe that participation in the political process to promote and protect the interests of our company and our consumers is in the best interest of our stockholders. We seek to continue to be an effective participant in the political process by making prudent political contributions and expenditures consistent with our objectives and applicable law, including expenditures to various trade associations and trade groups to help advance long-term public policy agenda helpful to our business interests and goals. We believe that certain contributions and expenditures, while advancing the interests of our company and our stockholders, may be controversial to the general public or our consumers. Therefore, we believe there could be instances in which disclosures, not otherwise required by law, may be adverse to the interests of our company and our stockholders.

The proposal also is internally inconsistent, making it unworkable. For example, the proposal only applies to payments that are not deductible as ordinary and necessary business expense under section 162(e) of the Code, but it would apply to contributions to certain section 501(c)(3), charitable and educational organizations. Contributions to those organizations are deductible either under section 162 of the Code or under other provisions of the Code depending on the nature and purpose of the contribution. Moreover, according to the IRS, “all section 501(c)(3) organizations are absolutely prohibited from directly or indirectly participating in, or intervening in, any political campaign on behalf of (or in opposition to) any candidate for elective public office.”

In conclusion, this proposal seeks to impose requirements on us that would be cumbersome to apply, are not required by law, and are not standard among other companies, including the majority of our competitors. If the proposal passes, it could put our company at a relative disadvantage to our competitors and result in an unnecessary use of company resources. It is our belief that our current political activities and expenditures are a necessary and important part of our efforts to achieve long-term success and that additional reporting with respect to those activities and expenditures is not necessary and would not be beneficial to our company or our stockholders.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “AGAINST” THE STOCKHOLDER PROPOSAL REGARDING POLITICAL CONTRIBUTIONS.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Deadline for the Submission of Stockholder Proposals for Inclusion in our Proxy Statement for Our 2015 Annual Meeting

If any stockholder intends to present a proposal to be considered for inclusion in our proxy material for the 2015 Annual Meeting of Stockholders, the proposal must comply with the requirements of Rule 14a-8 of Regulation 14A under the Exchange Act and must be submitted in writing by notice delivered to our Secretary at Smith & Wesson Holding Corporation, 2100 Roosevelt Avenue, Springfield, Massachusetts 01104, Attention: Secretary. Any such proposal must be received at least 120 days before the anniversary of the prior year’s proxy statement (by April 15, 2015), unless the date of our 2015 Annual Meeting of Stockholders is changed by more than 30 days from September 22, 2015, in which case, the proposal must be received a reasonable time before we begin to print and mail our proxy materials.

Deadline and Procedures under our Bylaws for Stockholder Notice of Nomination of Director Candidates and for Other Proposals

Our bylaws establish an advance notice procedure for stockholders who wish to nominate persons for election as a director or to introduce an item of other business at our 2015 Annual Meeting of Stockholders, but do not intend for such nominee or business to be included in our proxy statement. To be timely under these procedures, notice of such nomination or business related to our 2015 Annual Meeting of Stockholders must comply with the requirements in our bylaws and must be received by us (a) no earlier than June 24, 2015 and no later than July 24, 2015; or (b) if our 2015 Annual Meeting of Stockholders is held before August 23, 2015 or after November 21, 2015, no earlier than 90 days in advance of such annual meeting and no later than the close of business on the later of (i) 60 days prior to such annual meeting or (ii) the 10th day following the date on which public announcement of the date of such annual meeting is first made in order to be considered at such meeting. These time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

If you and other stockholders of record with whom you share an address currently receive multiple copies of our proxy statement and annual report and would like to participate in our householding program, please contact Broadridge by calling toll-free at 800-542-1061, or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Alternatively, if you participate in householding and wish to revoke your consent and receive separate copies of our proxy statement and annual report, please contact Broadridge as described above.

A number of brokerage firms have instituted householding. If you hold your shares in street name, please contact your bank, broker or other holder of record to request information about householding.

OTHER MATTERS

We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the proxy to vote the shares they represent as our Board of Directors may recommend.

Dated: August 13, 2014

Smith&Wesson

SMITH & WESSON HOLDING CORPORATION

2100 ROOSEVELT AVENUE

SPRINGFIELD, MA 01104

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by SMITH & WESSON HOLDING CORPORATION in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M77919-P55417

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

SMITH & WESSON HOLDING CORPORATION

For All Withhold All For All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following:

1. PROPOSAL 1: ELECTION OF DIRECTORS:

To elect as directors all of the nominees listed below to serve until our next annual meeting of stockholders and until their successors are elected and qualified:

Nominees:

01) Barry M. Monheit 05) P. James Debney 02) Robert L. Scott 06) John B. Furman 03) Michael F. Golden 07) Mitchell A Saltz 04) Robert H. Brust 08) I. Marie Wadecki

The Board of Directors recommends you vote AGAINST the following proposal:

For Against Abstain

4. PROPOSAL 4: A stockholder proposal regarding political contributions, if properly presented at the meeting.

The Board of Directors recommends you vote FOR the following proposals:

For Against Abstain

and upon such matters which may properly come before the meeting or any adjournment or postponement thereof.

2. PROPOSAL 2: To provide a non-binding advisory vote on the compensation of our named executive officers for fiscal 2014 (“say-on-pay”).

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no directions are made, this proxy will be voted FOR all directors, FOR proposals 2 and 3, and AGAINST proposal 4. If any other matters properly come before the meeting, the person named in this proxy will vote in their discretion.

3. PROPOSAL 3: To ratify the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, as the independent registered public accountant of our company for the fiscal year ending April 30, 2015.

For address changes and/or comments, please check this box and write them on the back where indicated.

NOTE: Please sign exactly as your name or names appear(s) on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee, or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M77920-P55417

SMITH & WESSON HOLDING CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

2014 ANNUAL MEETING OF STOCKHOLDERS

SEPTEMBER 22, 2014

The undersigned stockholder of SMITH & WESSON HOLDING CORPORATION, a Nevada corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement of the Company, each dated August 13, 2014, and hereby appoints P. James Debney and Jeffrey D. Buchanan, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2014 Annual Meeting of Stockholders of the Company, to be held on Monday, September 22, 2014, at 9:00 a.m., local time, at 2375 East Camelback Road, Suite 700, Phoenix, Arizona, and at any adjournment or postponement thereof, and to vote all shares of the Company’s Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

This Proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR the election of the nominee directors; FOR the say-on-pay proposal; FOR the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accountant of the Company; AGAINST the stockholder proposal regarding political contributions; and as said proxies deem advisable on such other matters as may come before the meeting.

A majority of such proxies or substitutes as shall be present and shall act at the meeting or any adjournment or postponement thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said proxies hereunder.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEE DIRECTORS, “FOR” THE SAY-ON-PAY PROPOSAL, “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTANT OF THE COMPANY FOR THE FISCAL YEAR ENDING APRIL 30, 2015, AND “AGAINST” THE STOCKHOLDER PROPOSAL REGARDING POLITICAL CONTRIBUTIONS.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE.